UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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State Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of STATE BANCORP, INC.:

          At the direction of the Board of Directors of State Bancorp, Inc., NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York 11803, on April 27, 2010 at 10:00 a.m. (local time), to consider and vote upon the following matters:

1.	The election of three (3) directors to a one (1) year term;

2.	The ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010;

3.	The ratification on a non-binding basis of the Company’s 2009 compensation program for its Named Officers;

4.	Consideration of a stockholder proposal regarding the right to call special meetings of stockholders, if properly presented at the Annual Meeting; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof. Please be advised that we are not aware of any such business.

          The Board of Directors has fixed the close of business on March 19, 2010 as the record date for determination of Stockholders entitled to notice of and to vote at the meeting, and only Stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

By order of the Board of Directors,

Janice Clark
Secretary

March 29, 2010

IMPORTANT - WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

2010 PROXY STATEMENT

STATE BANCORP, INC.
Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS
To be Held April 27, 2010

GENERAL INFORMATION

          This Proxy Statement, accompanying proxy card and the annual report to stockholders are being furnished to the stockholders (the “Stockholders”) of State Bancorp, Inc. (the “Company”), a New York corporation, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on April 27, 2010 at 10:00 a.m. (local time) at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York 11803, and at any adjournment or postponement thereof.

          This proxy statement, together with the enclosed proxy card, is first being mailed to the Stockholders on or about March 29, 2010.

Questions and Answers Regarding This Proxy Statement

          Why are you receiving these materials? We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Meeting, including at any adjournment or postponement of the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Meeting to vote your shares. Instead, you may vote by phone, via Internet or simply complete, sign, date and return the enclosed proxy card.

          What are you voting on? There are four matters scheduled for a vote: (1) the election of three (3) directors for a one (1) year term; (2) the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010; (3) the ratification on a non-binding basis of the Company’s 2009 compensation program for its Named Officers; and (4) if properly presented at the Meeting, consideration of a stockholder proposal regarding the right to call special meetings of stockholders.

          When is the Meeting and where will it be located? The Meeting will take place on Tuesday, April 27, 2010, at 10:00 a.m. (local time) at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York 11803.

          Who is soliciting your proxy? The proxy solicitation is being made by our Board of Directors. Proxies may also be solicited by our officers and employees as well as employees of our wholly-owned subsidiary, State Bank of Long Island (the “Bank”), and wholly-owned subsidiaries of the Bank, but such persons will not be specifically compensated for such services.

          Who is paying for the solicitation of proxies? We will pay all expenses of preparing and soliciting proxies. We may also reimburse brokerage houses, nominees, custodians and fiduciaries for expenses in forwarding proxy materials to the beneficial owners of shares of our Common Stock held of record.

          When was the proxy statement mailed to Stockholders? We began mailing this proxy statement and accompanying proxy card on or about March 29, 2010 to all Stockholders of record entitled to vote at the Meeting.

          Who may vote at the Meeting? Our Board of Directors has selected the close of business on March 19, 2010 as the record date for determining the Stockholders of record who are entitled to attend and vote at the Meeting. If you are a holder of our Common Stock (which is our only voting stock) as of the close of business on the record date, you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Meeting.

          How do you vote?

          Shares Held of Record. If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy. If you wish to vote by proxy, you must do one of the following:

(a)	Complete the enclosed proxy card and mail it in the envelope provided.

(b)	Use the Internet to vote at www.eproxy.com/stbc/

Please have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote. The deadline for Internet voting is 1:00 p.m., Eastern Time, on April 26, 2010.

(c)

Use any touch-tone telephone to vote by calling 1-800-560-1965; have your proxy card in hand as you will be prompted to enter your control number to submit your vote. The deadline for telephone voting is 1:00 p.m., Eastern Time, on April 26, 2010.

          If you wish, you can vote your shares in person by attending the Meeting. You will be given a ballot at the Meeting to complete and return. Returning a proxy card will not prevent you from voting in person if you attend the Meeting.

          Shares Held in Brokerage Accounts. If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account. If you hold your shares in street name and plan to attend the Meeting, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership as of March 19, 2010.

          Shares Held in the Company’s Employee Stock Ownership Plan. If you are a participant in the Company’s Employee Stock Ownership Plan (“ESOP”), you may vote the shares of Common Stock held in your ESOP account ONLY by following the separate voting instructions provided by the ESOP’s administrator. You may not vote the shares by proxy or by ballot at the meeting.

          Shares Held in State Bank of Long Island’s 401(k) Plan. If you are a participant in State Bank of Long Island’s 401(k) Plan (the “401(k) Plan”), you may vote the shares of Common Stock held in your 401(k) Plan account ONLY by following the separate voting instructions provided by the 401(k) Plan’s administrator. You may not vote the shares by proxy or by ballot at the Meeting.

          Can you revoke your proxy? You may revoke your grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with our Secretary;

(b)	submitting a signed proxy card bearing a later date; or

(c)	attending and voting in person at the Meeting, but you must also file a written revocation with the Secretary at the Meeting prior to voting.

          Written revocations should be sent to Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. Attendance at the Meeting will not in and of itself revoke a proxy.

          If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 1:00 p.m., Eastern Time, on Monday, April 26, 2010.

          If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 1:00 p.m., Eastern Time, on Monday, April 26, 2010.

          How will your shares be voted? All properly completed and unrevoked proxies that are received prior to the close of voting at the Meeting will be voted in accordance with the instructions made. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the election of the nominees set forth in this Proxy Statement as directors of the Company; voted FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010; voted FOR the ratification on a non-binding basis of the Company’s 2009 compensation program for its Named Officers; and voted AGAINST the stockholder proposal regarding the right to call special meetings of stockholders. Returning a proxy card will not prevent you from voting in person if you attend the Meeting.

          Abstentions shall not constitute a vote cast with respect to any of the proposals to be presented at the Meeting and will have no effect on the election of directors and the same effect as a vote AGAINST each of the other proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, are unable to vote such shares in those instances where discretionary voting by brokers is not permitted. Broker non-votes and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

          Will other matters be voted on at the Meeting? The Board of Directors knows of no other business to be presented at the Meeting. If any matters other than those set forth above are properly brought before the Meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

          What constitutes a quorum? As of the record date, March 19, 2010, 16,489,587 shares of Common Stock were issued and outstanding. The Common Stock is our only class of securities entitled to vote, each share being entitled to one vote. The presence at the Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Meeting to vote in person, your shares of Common Stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the Meeting will be adjourned or postponed.

          How many votes are needed to approve each proposal? In 2009, the Company amended the Bylaws to provide a majority voting standard for the election of directors in uncontested elections and plurality voting in any election of directors that is contested. At the Meeting, each nominee must receive the affirmative vote of a majority of votes cast in favor of or withheld from the election of such nominee by Stockholders present in person or by proxy and entitled to vote at the Meeting. There will be no cumulative voting of shares for election of directors or any other matter to be considered at the Meeting. All other proposals require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

          How can you find out the results of the voting at the Meeting? We expect to announce preliminary voting results at the Meeting. Final voting results will be published in a Current Report on Form 8-K that we are required to file with the Securities and Exchange Commission (“SEC”) within four (4) business days after the Meeting.

          What if you do not agree with the results of voting at the Meeting? There are no rights of appraisal or other similar rights granted to dissenting stockholders with respect to any matters to be acted upon at the Meeting.

          Interest of Management and Directors in Matters to be Acted Upon

          The Company’s non-employee directors and management have an interest that is different from the interests of other Stockholders. The outcome of the vote on Proposal 3 may affect future Board decisions regarding the compensation of Named Officers. The Board of Directors has taken the above interests into account in recommending that Stockholders vote “FOR” Proposal 3.

          Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On April 27, 2010. The proxy statement and annual report are available on the Company’s website at www.statebankofli.com.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Board of Directors currently consists of 11 directors. At a special meeting of stockholders held on November 17, 2009, the Stockholders of the Company voted to amend the Company’s Certificate of Incorporation to eliminate the classified Board and provide for the annual election of directors. Directors who had been elected to three-year terms prior to the effectiveness of the amendment will complete those terms. Thereafter, their successors (as well as any director chosen as a result of a newly created directorship or to fill a vacancy) will be elected to one-year terms. From and after the 2012 annual meeting of Stockholders, the entire Board of Directors will stand for election annually. At the Meeting, Stockholders will be asked to vote on the election of three (3) directors of the Company, to be elected to a one-year term, each to serve until his successor is elected and has qualified. The Board of Directors of the Company, upon recommendation of the Nominating & Governance Committee, has nominated the following persons to a one-year term: Arthur Dulik, Jr., Richard J. Lashley, and Thomas M. O’Brien. All of the nominees are members of the present Board of Directors of the Company, with terms expiring at the Meeting.

          On October 27, 2009, the Company expanded the Board of the Company and the Bank and elected Richard J. Lashley to the Boards of the Company and the Bank effective immediately to serve until the Meeting. In addition, the Company agreed to nominate Mr. Lashley and recommend him for re-election at the Meeting. In connection with Mr. Lashley’s election to the Board, the Company also entered into a Director Agreement with PL Capital, LLC, John W. Palmer, Richard J. Lashley and certain affiliates thereof (the “PL Capital Parties”) as of October 27, 2009 (the “Agreement”). Under the terms of the Agreement, the PL Capital Parties have agreed not to engage in certain activities, including but not limited to proxy solicitation seeking or accepting representation on the Board other than Mr. Lashley, withhold campaigns, initiating any shareholder proposals, seeking a change of control of the Company and instigating legal proceedings against the Company or any of its subsidiaries or respective officers, directors and employees. In addition, the PL Capital Parties agreed to maintain a minimum share ownership of 350,000 shares of common stock of the Company.

          On March 15, 2010, Dr. Liaw, citing the risk of multiple scheduling conflicts that may prohibit him from being able to attend Board and Committee meetings and the Meeting, informed the Board that he would not seek re-election to the Board. Dr. Liaw’s term was to expire at the Meeting. At its March 2010 meeting, the Board resolved to reduce the size of the Board from eleven (11) members to ten (10) members effective at the conclusion of the Meeting.

          Properly completed and signed proxies returned by Stockholders and not revoked will be voted for the election of the above nominees as directors unless Stockholders instruct otherwise on the proxy. If any nominee shall become unavailable for election, which is not anticipated, the shares represented by proxies which would otherwise have been voted for such nominee, in accordance with this Proxy Statement, will be voted for such substitute nominee as may be designated by the Board of Directors of the Company.

          The following table contains the names and ages of the current directors of the Company whose terms will continue beyond the Meeting and those directors of the Company whose terms expire at the Meeting who have been nominated for re-election, with those directors who presently are nominated for re-election at the Meeting listed first. Opposite the name of each director is the year each first became a director of the Company or the Bank and the year such person’s term of office expires. Also listed are the Committees on which each director serves.

Name and Age	Director Since	Year Term Expires	Committees
Nominees
Arthur Dulik, Jr. (63)	1996	2010	Audit(1), Executive
Richard J. Lashley (51)	2009	2010	Audit, Nominating &
			Governance
Thomas M. O’Brien (59)	2006	2010	Asset Liability, Compliance(2),
			Executive(1), Loan(2)
Directors Continuing in Office
Thomas E. Christman (69)	2001	2012	Executive, Loan(2), Nominating &
			Governance(1)
Nicos Katsoulis (50)	2007	2012	Audit, Executive, Loan(1)(2)
John J. LaFalce (70)	2007	2011	Compensation, Compliance(2),
			Nominating & Governance
John F. Picciano (66)	1989	2011	Audit, Executive, Nominating
			& Governance
Suzanne H. Rueck (47)	1992	2011	Audit, Loan(2)
Andrew J. Simons (71)	2004	2012	Compensation, Compliance(1)(2)
Jeffrey S. Wilks (50)	2001	2011	Asset Liability,
			Compensation(1), Executive

(1)	Chairperson of Committee
(2)	Bank Committee

          Set forth below is biographical information for each director as well as each director’s special knowledge and skills that qualify him or her to be a director.

Director Nominees

          Arthur Dulik, Jr. is the Chief Financial Officer of Nycomed US, Inc. (formerly ALTANA Inc., Pharmaceuticals), the U.S. subsidiary of an international pharmaceutical company, since January 2007, where he also serves as a director. Prior thereto, from July 2004, Mr. Dulik served as Senior Vice President, Finance of ALTANA Pharma US Inc. and, before that, was Senior Vice President, Finance of ALTANA Inc. from March 1980. Mr. Dulik is a CPA licensed in New York with over twelve years diversified audit experience with Deloitte & Touche where he developed a specialty with money center and community banking clients. As a member of the Bank’s Advisory Board from 1980 to 1996, as a Director since 1996 and having served on all key committees, Mr. Dulik is familiar with the Company’s operations and strategic challenges. In his current position, Mr. Dulik is knowledgeable of Long Island business conditions and related economic factors. The Board of Directors also believes that Mr. Dulik is a qualified candidate for the Board due to his extensive financial and industrial experience on Long Island, particularly his familiarity with executive policy making, business and risk management strategies, mergers and acquisitions and accounting and financial reporting. Mr. Dulik is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Dulik has a BS in Business Administration from Baruch College.

          Richard J. Lashley is an Investment Manager at PL Capital, LLC, an investment firm he co-founded in 1996 which focuses exclusively on the banking industry. PL Capital owns positions in numerous banks and thrifts nationwide. Mr. Lashley is a CPA licensed in New Jersey (status inactive). He worked for 12 years at KPMG Peat Marwick, the first nine years as an auditor focusing on banks, thrifts and mortgage companies in New Jersey and New York and the last three years as a Managing Director in KPMG’s Financial Services Corporate Financial practice advising banks and thrifts nationwide on mergers and acquisitions. Since 1999, Mr. Lashley has served on the boards of directors of several banks, most recently, since 2008, at Community Federal Savings Bank, a privately held savings and loan in Queens, NY and its parent, Community FSB Holding Company, where he serves on the Audit Committee. From 2003 to 2004, Mr. Lashley served on the board of directors of Central Bancorp, Inc. and its subsidiary Central Co-operative Bank, a thrift holding company and thrift, respectively, based in Boston, Massachusetts. The Board of Directors believes that Mr. Lashley’s extensive experience auditing financial institutions and advising with respect to mergers and acquisitions as well as managing investments in banks and thrifts qualify him to be a director. Mr. Lashley is a member of the American Institute of CPAs and the New Jersey Society of CPAs. Mr. Lashley has a BS in Business Administration from Oswego State University and an MBA in Accounting from Rutgers University.

          Thomas M. O’Brien is President and Chief Executive Officer of State Bancorp, Inc. and State Bank of Long Island, a position he has held since April 2007, and prior thereto was the President and Chief Operating Officer of the Company and the Bank from November 2006 to April 2007. Mr. O’Brien has 33 years of progressively more senior executive management experience in banking including serving as President and CEO of four financial institutions. His most recent positions prior to joining the Company were as President and CEO of New York Commercial Bank from April 2006 until July 2006 and President and Chief Executive Officer of Atlantic Bank of New York from 2000 until April 2006. Mr. O’Brien is active in banking industry national and state trade associations and has testified before the U.S. House and Senate committees on matters of banking regulation and tax reform. Mr. O’Brien serves on the board of directors of the Federal Home Loan Bank of New York and Prudential Insurance Annuity Funds, where he is chairman of the Audit Committee. The Board of Directors believes that Mr. O’Brien is a highly qualified member of the Board due to his extensive experience in and knowledge of the financial services industry. Mr. O’Brien has a BA from Niagara University and an MBA from Iona College.

Directors Continuing in Office

          Thomas E. Christman is currently retired. Prior to his retirement in 2000, Mr. Christman was a director and consultant at Quick & Reilly/Fleet Securities, Inc. for 10 years where he was responsible for developing international business. He also served for 20 years as the Chief Executive Officer of CM&M Group, an institutional market-making securities firm with offices in the major money market centers in the U.S. and in numerous European and Asian locations. For the last seven of those 20 years, he operated this entity within HSBC Capital Markets where he served as Chairman of HSBC’s global capital markets planning committee. Mr. Christman is a CPA licensed in New York (status inactive) with four years experience at Price Waterhouse & Co. Mr. Christman also has two years experience as an Assistant Professor of Accounting at Iona College and 10 years experience as an Adjunct Professor of Finance at St John’s University. Mr. Christman serves on the board of directors of St. Francis Hospital, Mercy Hospital and Catholic Healthcare of Long Island. The Board of Directors believes Mr. Christman’s experience and knowledge of the capital markets and of financial accounting and reporting qualify him to be a member of the Board. Mr. Christman has a BBA in Accounting from Iona College and an MBA in Corporate Finance from Hofstra University.

          Nicos Katsoulis is a private real estate investor. From 1991 to 2006, Mr. Katsoulis was employed by Atlantic Bank of New York, serving as Executive Vice President and Chief Lending Officer where he was responsible for all lending, including commercial real estate, construction and industrial, shipping, leasing and special projects such as real estate activities of Atlantic Bank. During his time at Atlantic Bank, Mr. Katsoulis was also responsible for all workouts in the early 1990s and was President of Worthington LP, a “bad bank” affiliate of Atlantic Bank that held problem assets originated by Atlantic Bank, and which was successfully resolved. The Board of Directors believes Mr. Katsoulis’s experience in commercial lending makes him a qualified member for the Board since at Atlantic Bank, Mr. Katsoulis was instrumental in reducing problem loans and revamping lending policies. Mr. Katsoulis is a member of the Hellenic American Chamber of Commerce. Mr. Katsoulis has a BS in Economics from the London School of Economics and an MBA in Finance from Columbia University.

          John J. LaFalce, an attorney and former United States Congressman, has been Special Counsel to Hogan Willig, a law firm located in Amherst, New York since 2006. Mr. LaFalce is a member of the New York State Banking Board, the Individual Investor Advisory Committee to the New York Stock Exchange and a mediator for cases in the U.S. federal courts for the Western District of New York. From 2007 to 2009, Mr. LaFalce was a Distinguished University Fellow at Niagara University, New York and from 2003 to 2006 he was the Peter Canisius Distinguished University Professor at Canisius College, New York. For over 25 years, from 1975 to 2002 Mr. LaFalce was a United States Congressman for the 36th Congressional District, serving on the Small Business Committee, which he chaired from 1987 through 1994, and the Financial Services Committee on which he was the ranking member from 1998 through 2002. During this service, Mr. LaFalce authored or co-authored most federal banking and small business laws. After his service as a Congressman, Mr. LaFalce was Counsel to Household Finance, HSBC, Golden West Financial and Wachovia. The Board of Directors believes that Mr. LaFalce’s extensive experience in Congress, especially as a member of the Financial Services Committee, has given him knowledge and skills in regulation of financial institutions that qualify him to be a member of the Board. Mr. LaFalce serves or has served on a number of boards, advisory boards and committees of the following: the National Italian American Foundation, the National Alliance to End Homelessness, the Canadian/American Business

Council and the Canadian American Border Trade Alliance. Mr. LaFalce has a BS in Social Sciences from Canisius College and a JD from Villanova University School of Law as well as numerous honorary doctorate degrees.

          John F. Picciano is a practicing attorney and is the Senior Partner of Picciano & Scahill P.C., a trial litigation firm located in Long Island, where he has been a partner since 1992. The firm routinely represents many corporate entities throughout the Bank’s marketing area in matters of complex litigation. Mr. Picciano is also a retired Special Agent of the Federal Bureau of Investigation and has served as a Nassau County Deputy Attorney and president of a civic homeowners association. The Board of Directors believes that Mr. Picciano is qualified to be a member of the Board due to his 20 years experience as a director whereby he has acquired knowledge and skills in banking and financial matters, having served on several key committees and is familiar with many of the Bank’s clientele and key competitive institutions throughout its marketing area. In addition, as an attorney, Mr. Picciano also possesses a valuable understanding of the legal system and an ability to assess and evaluate risk from a legal and business standpoint. Mr. Picciano is a member of the Nassau County Bar Association and is licensed to practice in New York and in federal district court. Mr. Picciano has a BS in Biology from Fordham College and a JD from Fordham Law School.

          Suzanne H. Rueck has been the President and Owner of SHR Design, Ltd., a customized interior design firm for both residential and commercial projects since 2004. Ms. Rueck is responsible for overall coordination and scheduling of projects for the firm and is involved in all phases of projects, including preliminary site analysis, programming, conceptual design, and creation of floor plans. Ms. Rueck also has 14 years experience of all aspects of managing the New Hyde Park Inn, a family owned restaurant and catering facility, including sales, marketing, event planning, staffing and payroll. Ms. Rueck also has experience in policy making, strategic planning, management and administration of a nationally organized snowboard corporation. The Board of Directors believes that Ms. Rueck’s experience owning and operating local businesses on Long Island in addition to the 18 years experience on the Board including her service on various Board committees such as the Audit Committee, Loan and Funds Management Committee and as Chairperson of the Compliance Committee have enabled her to acquire knowledge and skills in banking and financial matters as well as knowledge of the local economy that qualify her to be a member of the Board. Ms. Rueck is a member of the board of directors of the Theodore Roosevelt Council of the Boy Scouts of America, and chairman of “Scouting for Food” for five years, a member of the American Society of Interior Design and a member of the U.S. Green Building Council. Ms. Rueck has a BA in Fine Arts and Art History from Adelphi University and a BFA in Interior Design from New York School of Interior Design.

          Andrew J. Simons is the Vice Dean Emeritus at St. John’s University School of Law. Throughout his legal career, which began in 1965, Dean Simons has been involved in the financial services industry, the legal academy and the private practice of law. He has served as a Professor of Law at St. John’s (1973 – 1982); as the Partner-in-Charge of the Environmental Practice Group at Farrell Fritz P.C., where he concentrated on environmental litigation in federal and state courts (1982 – 2000); and as the Associate Academic Dean (and Acting Dean) at St. John’s Law where he was responsible for all aspects of the school’s financial and academic operations (2000 – 2009). During this period he was also a member of the Board of Trustees of the Keystone Custodian Family of Funds (later the Greenleaf Family of Funds), where he served on a variety of the Funds’ committees (1975 – 1995). He is a Past President of the Bar Association of Nassau County and a permanent member of its Board of Directors. The Board of Directors believes that Dean Simons’ service on mutual funds boards for many years, his daily responsibility for managing multi-million dollar budgets and his representation of hundreds of parties in complex multi-million dollar Superfund litigation provides him with valuable experience for service as a director of the Company. He received his AB degree in English Literature from the College of the Holy Cross and his JD degree from St. John’s Law School, where he served as the Editor-in-Chief of the St. John’s Law Review. Dean Simons also served two years on active duty in the United States Navy as the Operations Officer on the USS Prevail, AGS-20, from 1960 – 1962.

          Jeffrey S. Wilks is a principal and Executive Vice President of Spiegel Associates, a private real estate ownership and development company. From 1992 to 1995 Mr. Wilks was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior thereto, from 1981, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest USA Equity Corp., each an investment affiliate of NatWest USA. Mr. Wilks serves on the board of directors of New Cassel Business Association and is a member of the board and treasurer of the Museum at Eldridge Street. Mr. Wilks served as Director of the Banking and Finance Committee of UJA from 1991 to 2001. The Board of Directors believes that Mr. Wilks’ experience in banking, finance and investments qualifies him to serve on the Board. Mr. Wilks earned his BSBA in Accounting and Finance from Boston University.

          The above-listed persons are also presently serving as directors of the Bank, with the term of each to expire in the same year in which his or her term as director of the Company is to expire. It is anticipated that each director of the Company elected at the Meeting will shortly thereafter be elected to a one-year term as director of the Bank.

          The Board of Directors of the Company held ten (10) meetings during 2009. During the year ended December 31, 2009, each director of the Company attended at least 75% of the total of the number of Board meetings held (while he or she was a director) and the number of meetings held by all committees of the Board on which he or she served (while he or she served).

Vote Required for Approval

          Election of a nominee for director requires the affirmative vote of a majority of the votes cast in favor of or withheld from the election of a nominee by Stockholders present in person or by proxy and entitled to vote at the Meeting. Any incumbent director who receives a greater number of votes withheld from his or her election than in favor of his or her election shall immediately tender his or her resignation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION AS
DIRECTORS

Named Officers

          The names, ages and positions of the current senior management of the Company and the Bank as of December 31, 2009 are as follows:

Name	Age	Position (and served since)
Thomas M. O’Brien	59	President and Chief Executive Officer of the Company and the Bank since 2007; President and Chief Operating Officer of the Company and the Bank from 2006 until 2007

Brian K. Finneran	52	Chief Financial Officer of the Company since 2007; Secretary and Treasurer of the Company from 1997 to 2007; Executive Vice President and Chief Financial Officer of the Bank since 1997

Patricia M. Schaubeck	49	General Counsel of the Company and the Bank since 2007

Dennis J. Gioia	60	Acting Chief Lending Officer of the Bank since 2009; Managing Director, Commercial Lending of the Bank since 2007

Robert J. Kramer	63	Chief Credit Officer of the Bank since 2008

          Thomas M. O’Brien has served as President and Chief Executive Officer of the Company and the Bank since 2007 and President and Chief Operating Officer of the Company and the Bank from 2006 until 2007. Mr. O’Brien is responsible for developing and executing the strategic plans and policies as approved by the Board of Directors. Prior to joining the Company, Mr. O’Brien served as President and Chief Executive Officer of Atlantic Bank of New York from 2000 to April 2006. Following Atlantic Bank of New York’s acquisition by New York Community Bancorp in April 2006, Mr. O’Brien served as President and CEO of New York Commercial Bank, a subsidiary of New York Community Bancorp, until July 2006.

          Brian K. Finneran has served as Chief Financial Officer of the Company since 2007, Secretary and Treasurer of the Company from 1997 to 2007 and Executive Vice President and Chief Financial Officer of the Bank since 1997. Mr. Finneran is responsible for treasury operations, budgeting, investments, asset/liability management, accounting operations, financial and tax reporting and planning, and municipal banking.

          Patricia M. Schaubeck, an attorney, has served as General Counsel of the Company and the Bank since 2007. Prior to joining the Bank, Ms. Schaubeck practiced law with the Long Island firm of Ruskin Moscou Faltischek, P.C. where she represented financial institutions and real estate clients from 2001 to May 2007. From 1999 to 2001, Ms. Schaubeck served as Associate General Counsel with Haven Bancorp, Inc. in Westbury, New York. Ms. Schaubeck has also been associated with White & Case, LLP and other New York City law firms as well as serving in various capacities with New York Bancorp, Inc., a Queens-based savings and loan holding company.

          Dennis J. Gioia has served as Acting Chief Lending Officer of the Bank since October 2009 and Managing Director of Commercial Lending for the Bank since 2008. As Acting Chief Lending Officer, Mr. Gioia is responsible for commercial, industrial, real estate, small business and consumer lending of the Bank. Immediately prior to joining the Bank, Mr. Gioia was Managing Director of Corporate Lending for Atlantic Bank since 2003 and, prior to that, Mr. Gioia was a Senior Vice President and Managing Director of Citibank, N.A. (formerly European American Bank).

          Robert J. Kramer has served as Chief Credit Officer of the Bank since 2008 with responsibility for credit approval, credit quality, loan review and risk management. Immediately prior to joining the Bank, Mr. Kramer was a Senior Vice

President for New York Commercial Bank since 2000 (formerly Atlantic Bank, from 2000 to 2006) and prior to that, was President and Chief Executive Officer of Kramer Associates, Ltd, providing accounting and financial management services for clients.

          At the request of the Securities and Exchange Commission (the “SEC”) in a letter dated July 23, 2009, we are including Messrs. Gioia and Kramer in this Proxy Statement as though they were executive officers of the Company at December 31 2009. During 2009, neither individual had or exercised policy-making authority that would cause him to be an executive officer within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Company does not regard either Mr. Gioia or Mr. Kramer as an executive officer for any purpose, and no inference to the contrary should be drawn from their inclusion in this Proxy Statement. The executive officers of the Company are Messrs. O’Brien and Finneran and Ms. Schaubeck (collectively, the “Executive Officers”). The term Named Officers as used throughout this Proxy Statement refers collectively to the Executive Officers and Messrs. Gioia and Kramer.

CORPORATE GOVERNANCE

          The Board of Directors of the Company has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with the NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC. The Company has also adopted charters for the Compensation Committee, Nominating & Corporate Governance Committee (“Nominating & Governance Committee”) and Audit Committee in order to implement the rules and standards. The Committee charters, Corporate Governance Guidelines, the Company’s Code of Ethics for Chief Executive and Senior Financial Officers and the Company’s Code of Business Conduct and Ethics are available for review at the Company’s website, www.statebankofli.com. Several significant corporate governance initiatives adopted by the Board of Directors are discussed below.

Director Independence

          The Board of Directors is comprised of a majority of independent directors, as affirmatively determined by the Board of Directors, in accordance with the Exchange Act, and the rules promulgated thereunder, and the applicable rules of NASDAQ. The Board of Directors has adopted a set of independence standards to aid it in determining director independence (the “Director Independence Guidelines”) in accordance with the NASDAQ corporate governance listing standards. Pursuant to these independence standards, a director must not have a relationship with the Company, other than as a director, which would interfere with the exercise of independent judgment. The Director Independence Guidelines are available at the Company’s website at www.statebankofli.com. The Board has conducted an annual review of director independence. During this review, the Board has considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, and equity investors, including those reported under “Certain Relationships and Related Party Transactions” in this Proxy Statement. The purpose of the review was to determine whether any such relationships were inconsistent with a determination that the director is independent. As a result of this review, the Board of Directors has determined that the nominees, Arthur Dulik, Jr. and Richard J. Lashley, and the following continuing directors meet the Company’s standard of independence: Thomas E. Christman, Nicos Katsoulis, John J. LaFalce, John F. Picciano, Suzanne H. Rueck, Andrew J. Simons and Jeffrey S. Wilks. In determining that Mr. Wilks is independent, the Board took into account the transaction between the Bank and Westbury Plaza Associates, L.P., which is further described under the caption “Certain Relationships and Related Party Transactions” in this Proxy Statement. The remaining director, Mr. O’Brien, who is an Executive Officer of the Company, was determined not to be an independent member of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

          The Board has evaluated the issue of whether to combine or separate the roles of CEO and Chairman of the Board and has decided to separate such roles. Currently, Thomas M. O’Brien is the Chief Executive Officer and President of the Company and Thomas E. Christman is the Non-Executive Chairman of the Board. The Board believes, at this time, that the separation of these roles provides the appropriate oversight of management because it will help to avoid any perceived dominance of the Board by management and balance the function of management by having an independent overseer.

          Various committees of the Boards of the Company and the Bank have a role in risk oversight. The Audit Committee has the responsibility to discuss with management the Company’s enterprise risk management program and the steps management has taken to identify, monitor and mitigate significant risks. Other committees of the Board monitor specific risks. The Loan Committee monitors credit risk, the Asset Liability Committee monitors interest rate and liquidity risk and the Compliance Committee monitors regulatory compliance, Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) and security. There are also management Loan, ALCO and Compliance committees that monitor the corresponding risks and report to the respective Board committees. The Company has compliance, security, audit, and BSA/AML departments, all of which monitor risk. The internal audit department reports directly to the Audit Committee. All of the executive officers in charge of departments that monitor risk periodically report to the Board, or a specific committee, if appropriate, as to risk management.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

          The Audit Committee is comprised of five (5) directors, each of whom has been determined by the Board of Directors to be independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act and free from any relationship that would interfere with the exercise of his or her independent judgment. The Board of Directors has also determined that each member of the Audit Committee also satisfies the experience and financial literacy requirements of NASDAQ and SEC Rule 10A-3 and Section 10A of the Exchange Act. These requirements provide that all members of the Audit Committee shall be financially literate at the time of appointment within the meaning of the applicable NASDAQ listing requirement and at least one member of the Audit Committee shall be an audit committee financial expert, within the definition of applicable rules. The Board of Directors has determined that Mr. Dulik qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Audit Committee

          The management of the Company is responsible for the financial reporting process and the related internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibility to Stockholders by monitoring the quality and integrity of the Company’s financial reports, including the related systems of internal controls and accounting and reporting practices. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.statebankofli.com. Its duties include selecting and retaining, and terminating when appropriate, the Company’s independent registered public accounting firm; reviewing the qualifications, independence and performance of the Company’s independent registered public accounting firm; reviewing the scope, magnitude and budgets of all examinations of the Company’s financial statements by the Company’s independent registered public accounting firm; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the costs and types of audit and non-audit services performed by the Company’s independent registered public accounting firm; meeting with the Company’s independent registered public accounting firm not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; receiving analyses and comments regarding accounting pronouncements; overseeing the internal audit function; reviewing and concurring the appointment, replacement, or dismissal of the chief audit executive; reviewing with management and the chief audit executive the charter, budget and ratification of the internal audit function; reviewing and approving the annual audit plan; reviewing and approving any outsourcing arrangements; reviewing the results of audits with the Company’s independent registered public accounting firm, the internal auditors and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues, and notifying the Board of Directors of major problems or deficiencies discovered with respect to its duties.

          The Audit Committee held seven (7) meetings in 2009. Its current members are Ms. Rueck and Messrs. Dulik (Chair), Katsoulis, Lashley and Picciano. Mr. Lashley was appointed by the Board to the Audit Committee on October 27, 2009.

Nominating & Corporate Governance Committee

          The Nominating & Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. In addition, the Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management. The Board of Directors has determined that each of the members of the Committee meets the definition of “independence” set forth in NASDAQ’s corporate governance listing standards and the Director Independence Guidelines adopted by the Company’s Board of Directors. The Committee is composed of Messrs. Christman (Chair), LaFalce, Lashley and Picciano, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. Mr. Lashley was appointed by the Board to the Nominating & Governance Committee on October 27, 2009. The Committee met three (3) times in 2009.

          The Nominating & Governance Committee believes that nominees for director should satisfy the following minimum qualifications:

(1)	Be at least 21 years of age, but no more than 72 years of age, as of the date of the annual meeting at which such candidate is proposed to be elected to the Board of Directors;

(2)

Own the lesser of $150,000 of Common Stock or 20,000 shares of Common Stock, as required by the Company’s by-laws and as specified in Director ownership guidelines, such ownership requirement to be phased in over time; (see “Stock Ownership Guidelines” below);

(3)	Possess sufficient and relevant business experience to enable them to perform the duties and undertake the responsibilities required of a member of the Board of Directors of a banking company;

(4)	Demonstrate willingness to apply sound and independent business judgment;

(5)	Possess the ability to read and understand Bank financial statements;

(6)	Demonstrate high moral character and integrity;

(7)	Possess an ability to work effectively with others;

(8)	Have sufficient time to devote to the affairs of the Company; and

(9)	Be free from conflicts of interest that would prevent the fulfillment of the director’s duties to the Company.

In addition, the Company’s Corporate Governance Guidelines provide that:

(10)	a majority of Board members must qualify as independent in accordance with SEC and NASDAQ rules;

(11)	at least 2/3 of the Board must be non-management and non-former management of the Company and the Bank;

(12)	no non-management director may serve on a board of directors of a common for profit, publicly traded company with any other Board member;

(13)	no non-management director may have a common for-profit employer with any other Board member;

(14)

any non-management director who retires or materially changes their position at their current employment should volunteer to resign from the Board concurrent with the next annual meeting of stockholders;

(15)	any employee director who terminates employment with the Company or the Bank must resign from the Board at the next annual meeting of stockholders.

          In considering qualified candidates for membership on the Board of Directors, the Board does not discriminate on the basis of race, sex, religion, ancestry, national origin or disability. The Nominating & Governance Committee reviews the qualifications and backgrounds of the candidates, as well as the overall composition of the Board of Directors. The Board of Directors’ diversity policy with respect to director nominees is contained in the Company’s Corporate Governance Guidelines. The Board values members with a variety of perspectives and skills. Such views and expertise may be derived from experience with public or private companies, government service or academia. Ideally, Board members should have familiarity with accounting and banking regulatory rules and practices, including regulation of financial institutions, government and community affairs in the areas in which the Company does business, banking, finance and management and regulation of public companies. The Board will consider nominees in light of the knowledge, skills and experience already possessed by other members of the Board. The Committee evaluates whether a candidate is independent within the meaning of the Company’s independence guidelines. The Board believes that the current composition of its members achieves the goals of its diversity policy.

          The Nominating & Governance Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the Nominating & Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term. Recommendations for nomination may be made by members of the Committee or by Stockholders, other directors, senior management or, if the Committee so elects, by a search firm. After considering the candidates, the most highly qualified candidates will be interviewed by the Committee and senior management. The full Committee will then meet to discuss and approve the final slate of candidates to be recommended to the Board of Directors for nomination. The Committee will consider a candidate recommended by Stockholders if such candidate has consented in writing to his or her nomination, the recommendation is submitted in writing to the Committee within the time permitted by the By-Laws for a Stockholder nomination, the information required by the By-Laws for a Stockholder nomination accompanies the recommendation and the minimum stock ownership criteria set forth in the By-Laws for a Stockholder nomination are met. Stockholders may also nominate candidates directly at the annual meeting, provided that they comply with the information, time and share ownership requirements set forth in the Company’s By-Laws. For a copy of the applicable By-Law provisions, please submit a request in writing to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. The Committee will evaluate recommendations from Stockholders meeting these requirements in the same manner as all other candidates for nomination. The Nominating & Governance Committee nominating procedure is posted on the Company’s website at www.statebankofli.com.

Executive Compensation Committee

          The Executive Compensation Committee consists of Jeffrey S. Wilks (Chair), John J. LaFalce and Andrew J. Simons. The members of the Company’s Executive Compensation Committee also serve as members of the Executive Compensation Committee of the Bank. For purposes of convenience, the Executive Compensation Committees of both the Bank and the Company will hereinafter be referred to collectively as the “Compensation Committee.”

          The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s Named Officers. The Compensation Committee adopts, administers, approves and ratifies awards under incentive compensation and stock plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s Proxy Statement. The charter of the Compensation Committee is available on the Company’s website at www.statebankofli.com through the Investor Relations, Corporate Governance section, and is also available in print upon request (submit request for copies of the charter to State Bancorp, Inc., Attn: Janice Clark, Secretary, Two Jericho Plaza, Jericho, New York 11753).

          The Compensation Committee reviews and approves the corporate goals and objectives relevant to the compensation of the Named Officers, evaluates performance and sets the compensation levels for the Named Officers based on its delegated authority and recommends to the Board of Directors the compensation level of the CEO. The Compensation Committee has the delegated authority, in its discretion, to fix awards under the Company’s cash incentive compensation plan and long-term equity incentive plan. The Compensation Committee may also recommend to the Board that the Company make long-term or short-term incentive awards outside the scope of the Company’s established plans. The Compensation Committee may not delegate its authority.

          In connection with its review and approval of Named Officer and employee compensation plans, the Compensation Committee determines whether any of the Company’s compensation practices create risks that are reasonably likely to have a material adverse effect on the Company. As part of its evaluation of Company compensation plans, required under the Capital Purchase Program (see “Risk Analysis of Compensation Programs” in this Proxy Statement), the Compensation Committee has determined, for the reasons set forth in the Compensation Discussion and Analysis below, that the Company’s compensation practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

          As of March 15, 2010, the members of the Company’s Compensation Committee are Jeffrey S. Wilks (Chair), John J. LaFalce and Andrew J. Simons, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met four (4) times in 2009.

Communication with the Board of Directors

          The Board of Directors does not currently provide a process for Stockholders to send communications to the Board of Directors or any of the directors individually. The Company believes that senior management, as opposed to individual directors, provides the public voice of the Company, and that Stockholders can effectively communicate with the Company by contacting the management of the Company through either regular mail, e-mail or in person. Stockholders also have meaningful access to the Board of Directors through the Stockholder proposal process, which is described in detail below under “Stockholder Proposals.”

Annual Meeting Attendance

          The Company encourages, but does not require, all of its directors to attend annual Stockholders’ meetings of the Company. Last year all of the directors, other than Ms. Rueck, were in attendance at the 2009 annual meeting of the Company’s Stockholders.

Stock Ownership Guidelines

          The By-laws require that every director must be a Stockholder of the Company. The Board of Directors believes that its members should develop a meaningful equity ownership of the Company over time. Stock ownership aligns the interests of the Board with that of Stockholders. Under the Company’s Corporate Governance Guidelines, each director must beneficially own a minimum of the lesser of $150,000 worth of Common Stock or 20,000 shares. Directors must achieve the minimum ownership requirements within four (4) years of becoming a Director; however, current Directors with three (3) or more years of service as of February 24, 2009 must achieve the minimum ownership requirements within two (2) years of May 1, 2009.

DIRECTOR COMPENSATION

          Each Director of the Bank (other than the non-executive chair) who was not an employee thereof received an annual retainer of $10,000, an annual Committee retainer fee of $4,000 for each Committee on which a Director sits and an annual Committee chair fee for each Committee a Director chairs. Committee chair fees are $7,000 for the Audit Committee, $5,000 for the Loan Committee, and $2,500 for Compensation, Nominating & Governance and all other committees. The non-executive chair of the Board receives only a $30,000 annual retainer fee and no Board or Committee meeting attendance fees are paid.

          Directors may elect to defer the receipt of all or any portion of their director’s compensation. Amounts deferred are allocated to a deferred compensation account. Effective January 1, 2008, the Bank’s Prime Rate was eliminated as the crediting rate and replaced with the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. All accounts will be unfunded and general obligations of the Bank. Distributions from a deferred compensation account commence after termination of service on the Board of Directors, death or disability, or at a date previously designated by the participating Director.

          The Company maintains the 2008 Non-Employee Directors Stock Plan (the “Directors Stock Plan”). The Directors Stock Plan is designed to increase Directors’ beneficial ownership in the Company and more closely tie their interest in the long-term growth and profitability of the Company with that of Stockholders.

          Under the Directors Stock Plan, non-employee directors currently receive an annual grant of 1,500 shares of Common Stock, or such greater or lesser number of shares of Common Stock as the Compensation Committee may determine, in consideration for services rendered as a director for the previous year. The shares are fully vested and non-forfeitable on the date of grant and carry full voting and dividend rights from the date of grant. Shares awarded may not be sold or transferred as long as the recipient remains a member of the Board.

          For services rendered during 2009, on January 2, 2010 each Director, other than Mr. Lashley, was awarded 1,500 shares of Common Stock. Since Mr. Lashley was appointed to the Board on October 27, 2009, he received a prorated award of 375 shares.

          Prior to adoption of the Directors Stock Plan, the Company maintained the Director Stock Plan (1998) (the “Expired Plan”). Under the Expired Plan, each non-employee director was granted an award of share credits in respect of the preceding year in an amount equal to $14,000 divided by the market value of one share of Common Stock as of the last reported sale price during the last calendar year. Awards were pro-rated where a director did not serve for all of the preceding year. After termination of service as a director, all awards were paid in shares of stock to the Director. The awards were credited annually with dividend payments.

          No share credits were awarded after April 30, 2008. All share credits under the Expired Plan were converted to shares of Common Stock and deposited into a rabbi trust on September 24, 2008. On January 2, 2009, the shares of Common Stock were distributed as follows: Mr. Christman 5,039 shares; Mr. Dulik 5,826 shares; Mr. Katsoulis 831 shares; Mr. LaFalce 738 shares; Mr. Liaw 3,329 shares; Mr. Picciano 5,826 shares; Ms. Rueck 5,826 shares; Mr. Simons 3,329 shares and Mr. Wilks 5,039 shares. While these shares were distributed in 2009, in each director’s case the entire cost was previously expensed and fully disclosed in the year in which the award was earned.

          The following table shows the compensation paid to each Director for the year ending December 31, 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas E. Christman	30,000	60,873	0	0	0	504	91,377
Arthur Dulik, Jr.	25,000	68,806	0	0	0	583	94,389
Nicos Katsoulis	26,334	18,456	0	0	0	83	44,873
John J. LaFalce	22,000	17,519	0	0	0	74	39,593
Richard J. Lashley	4,500	0	0	0	0	0	4,500
K. Thomas Liaw	20,500	43,636	0	0	0	333	64,469
John F. Picciano	21,500	68,806	0	0	0	583	90,889
Suzanne H. Rueck	18,000	68,806	0	0	0	583	87,389
Andrew J. Simons	20,500	43,636	0	0	0	333	64,469
Jeffrey S. Wilks	24,500	60,873	0	0	0	504	85,877

(1)

Includes (a) the value of shares of Common Stock distributed to directors on January 2, 2009 under the Expired Plan for services rendered from 1998 to April 2008 and (b) the value of shares of Common Stock distributed to directors on January 2, 2009 under the Directors Stock Plan for services rendered from May 2008 to December 31, 2008, as follows:

Name	(a) Expired Plan ($)	(b) Directors Stock Plan ($)
Thomas E. Christman	50,793	10,080
Arthur Dulik, Jr.	58,726	10,080
Nicos Katsoulis	8,376	10,080
John J. LaFalce	7,439	10,080
Richard J. Lashley	0	0
K. Thomas Liaw	33,556	10,080
John F. Picciano	58,726	10,080
Suzanne H. Rueck	58,726	10,080
Andrew J. Simons	33,556	10,080
Jeffrey S. Wilks	50,793	10,080

(2)	Represents interest earned on deferred compensation account balance at a rate in excess of 120% of the applicable federal long-term rate published by the Internal Revenue Service.

(3)	Represents cash dividend equivalents credited for Expired Plan shares earned in 2008.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND
NAMED OFFICERS

Stock Ownership of Certain Beneficial Owners

          To the knowledge of management, as of the record date, March 19, 2010, the only persons owning beneficially or of record more than 5% of the outstanding shares of Common Stock are the following:

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class (1)
State Bancorp, Inc.	1,200,985(2)	7.28%
Employee Stock Ownership Plan
699 Hillside Avenue
New Hyde Park, NY 11040

Sandler O’Neill Asset Management, LLC	1,014,420(3)	6.15%
780 Third Avenue, 5th Floor
New York, NY 10017

BlackRock, Inc	865,526(4)	5.25%
40 East 52nd Street
New York, NY 10022

(1)	Based on the 16,489,587 total outstanding shares of Common Stock as of March 19, 2010.

(2)	Based on the Schedule 13G/A filed with the SEC on February 16, 2010. The Company’s Compensation Committee, a Plan fiduciary, shares voting and investment power with Plan participants.

(3)	Based on the Schedule 13D filed with the SEC on December 11, 2009. Sandler O’Neill Asset Management, LLC shares voting and investment power with respect to 1,014,420 shares of Common Stock.

(4)

Based on the amended Schedule 13G filed with the SEC on January 29, 2010. Based on that Schedule 13D/A, on December 1, 2009, BlackRock, Inc., completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (the “BGI Entities”) and as a result (substantially all of) the BGI Entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. BlackRock, Inc. has sole voting power and sole dispositive power over 865,526 shares of Common Stock.

Stock Ownership of Directors, Executive Officers and Other Named Officers

          The following table sets forth the beneficial ownership of Common Stock as of March 19, 2010 by each director, each of the Company’s Named Officers, by all current directors and Executive Officers as a group and by all current directors, Executive Officers and other Named Officers as a group. Each director and/or officer has sole voting and investment power over his or her shares of Common Stock except as otherwise indicated below.

Name	Number of Shares	Percent of Total(17)
Thomas E. Christman	22,828	*
Arthur Dulik, Jr.(1)	34,435	*
Nicos Katsoulis	6,831	*
John J. LaFalce(2)	8,238	*
Richard J. Lashley(3)	494,472	2.98%
K. Thomas Liaw(4)	10,677	*
Thomas M. O’Brien(5)(14)(15)	387,920	2.34%
John F. Picciano(6)	99,997	*
Suzanne H. Rueck(7)	60,066	*
Andrew J. Simons(8)	8,029	*
Jeffrey S. Wilks(9)	122,183	*
Brian K. Finneran(10)(14)(15)	107,154	*
Patricia M. Schaubeck(11)(14)(15)	18,160	*
Dennis J. Gioia(12)(14)(15)	13,000	*
Robert J. Kramer(13)(14)(15)	9,929	*
All Directors and Executive Officers as a group (13 persons)(14)(15)(16)	1,380,990	8.32%
All Directors, Executive Officers and other Named Officers as a group (15 persons)(14)(15)(16)	1,403,919	8.46%

*	Less than 1%.

(1)	Includes 26,109 shares to which Mr. Dulik shares voting and investment power.

(2)	Includes 3,000 shares to which Mr. LaFalce shares voting and investment power.

(3)

Mr. Lashley has a 50% equity interest in, and is one of two Managing Members of, PL Capital LLC (“PL Capital”). Includes 205,130 shares owned by Financial Edge Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the general partner of Financial Edge Fund, L.P. Includes 91,590 shares owned by Financial Edge Strategic Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the sole general partner of Financial Edge Strategic Fund, L.P. Financial Edge Strategic Fund, L.P. has pledged 69,290 shares pursuant to a margin account arrangement. The margin balance outstanding, if any, pursuant to such arrangement may vary from time to time. Includes 71,187 shares owned by PL Capital/Focused Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the sole general partner of PL Capital Focused Fund. Includes 94,481 shares owned by Goodbody /Pl Capital, L.P. due to his 50% equity interest in and that he is one of two Managing Members of, Goodbody/PL Capital, LLC, the sole general partner of Goodbody/PL Capital, L.P. Includes 30,709 shares owned by Red Rose Trading Estonia OU, with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the investment advisor to Red Rose Trading Estonia OU. Mr. Lashley disclaims beneficial ownership of all of the shares listed above. Includes 1,375 shares as to which Mr. Lashley has sole voting and investment power.

(4)	Includes 4,848 shares to which Dr. Liaw shares voting and investment power.

(5)

Includes 39,320 shares of restricted stock that remain subject to vesting and includes 98,847 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of March 19, 2010.

(6)	Includes 90,171 shares to which Mr. Picciano shares voting and investment power.

(7)	Includes 43,177 shares to which Ms. Rueck shares voting and investment power.

(8)	Includes 1,600 shares to which Mr. Simons shares voting and investment power.

(9)	Includes 101,975 shares to which Mr. Wilks shares voting and investment power.

(10)

Includes 11,896 shares of restricted stock that remain subject to vesting. Includes 12,300 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of March 19, 2010. Includes 42,700 shares to which Mr. Finneran shares voting and investment power.

(11)	Includes 9,517 shares of restricted stock that remain subject to vesting.

(12)	Includes 7,500 shares of restricted stock that remain subject to vesting. Includes 2,000 shares to which Mr. Gioia shares voting and investment power.

(13)	Includes 7,000 shares of restricted stock that remain subject to vesting.

(14)

Includes the following allocated shares held by the ESOP for the benefit of the persons named: Mr. O’Brien, 3,163 shares; Mr. Finneran, 31,165 shares; Ms. Schaubeck, 4,080 shares; Mr. Gioia, 3,272 shares; and Mr. Kramer, 2,821 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares.

(15)

Includes the following allocated shares held by the 401(k) Plan for the benefit of the persons named: Mr. O’Brien, 156 shares; Mr. Finneran, 325 shares; Ms. Schaubeck, 313 shares; Mr. Gioia, 228 shares; and Mr. Kramer, 107 shares. Such persons have voting power (subject to the legal duties of the 401(k) Plan Trustee) and sole investment power as to such shares.

(16)	Includes 111,147 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of March 19, 2010.

(17)	Based on the 16,600,734 total shares outstanding as of March 19, 2010, inclusive of the 111,147 shares which such persons have the right to acquire within 60 days of March 19, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The Company is required to identify any director, officer, or person who owns more than 10% of a class of equity securities who failed to timely file with the SEC a required report relating to ownership and changes in ownership of the Company’s equity securities. Based solely on information provided to the Company by such persons, the Company believes that all officers and directors and all 10% Stockholders of the Company made all required filings during and for the fiscal year ended December 31, 2009. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of its directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Some of the directors and officers of the Company or the Bank and some of the corporations and firms with which these individuals are associated also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect of loans of $120,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of, and indebted to, the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms (i) were made in the ordinary course of business, (ii) in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features, and (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons. All of such loans are current in accordance with their payment terms.

          In February 2005, after receiving approval from the Board of Directors, the Bank entered into a lease for a new branch in Westbury, New York. The branch opened in January 2006. The lease has a term of ten (10) years with two five (5) year options to renew. The landlord, Westbury Plaza Associates, L.P., is a limited partnership which in February 2005 was beneficially owned and controlled by the father-in-law of Mr. Wilks, a director of the Company and the Bank. The estate of Mr. Wilks father-in-law now owns and controls the landlord. In fiscal year 2009, the Company paid approximately $141,000 to the landlord for base rent and additional rent and approximately $45,000 for real estate taxes. At the time of its signing in 2005, the Board determined that the terms of this lease were no less favorable to the Company than could have been obtained from an unaffiliated third party.

          There were no transactions in 2009 involving officers, directors or beneficial owners of more than 5% of the Company’s common stock, or any immediate family member of the foregoing persons, or any corporation or organization of which any officer or director of the Company is an executive officer or partner or, directly or indirectly, the beneficial owner of 10% or more of such organization’s voting stock, or any trust or estate in which any officer or director of the Company has a substantial interest or as to which such person serves as a trustee or in a similar capacity, that had a direct or indirect interest in any transaction involving the Company or its subsidiaries which exceeded $120,000.

          NASDAQ rules require that each related party transaction be specifically reviewed by the Audit Committee of the Company and recommended to the Board of Directors for approval or disapproval. In determining whether to approve a related party transaction, the Board of Directors will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

          This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation process, philosophy and policies for 2009 as applicable to the Company’s chief executive officer (“CEO”), chief financial officer (“CFO”) and the other Named Officers. At the request of the SEC in a letter dated July 23, 2009, we are including Messrs. Gioia and Kramer in this Proxy Statement as though they were executive officers of the Company at December 31 2009. During 2009, neither individual had or exercised policy-making authority that would cause him to be an executive officer within the meaning of Rule 3b-7 under the Exchange Act. The Company does not regard either Mr. Gioia or Mr. Kramer as an executive officer for any purpose, and no inference to the contrary should be drawn from their inclusion in this Proxy Statement. The executive officers of the Company are Messrs. O’Brien and Finneran and Ms. Schaubeck. The term Named Officers as used throughout this Proxy Statement refers collectively to the Executive Officers and Messrs. Gioia and Kramer.

Executive Summary

          The Company made significant progress in 2009 toward positioning its balance sheet for improved performance and financial strength. The Company continued to proactively address legacy problems and to reduce future balance sheet risk even though short term results were negatively impacted. In 2009, we sold lower quality and non-accrual loans originated prior to the establishment of the current senior management team resulting in an overall loss for the Company. On the positive side, non-performing assets were significantly reduced and the Company enhanced its capital position by exchanging existing debt for common equity. In addition, the Company’s capital ratios exceeded each regulatory capital requirement and the Bank continued to be deemed a “well capitalized” institution. While none of the Company’s actions are necessarily cure-alls, the Company has taken a major step forward by removing non-performing and low quality assets from its balance sheet, thereby positioning the Company to begin approaching normal earnings power in 2010 and beyond.

Interaction with Consultants

          The Compensation Committee has the authority, at the Company’s expense, to hire, fire and seek the services of consulting and advisory firms as it deems appropriate.

          During 2008, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an independent outside executive consulting firm, to provide a competitive market analysis of executive compensation. During this time, PM&P served as an independent advisor and reported directly to the Compensation Committee.

          The Compensation Committee believes competitive market analyses should serve as a resource for its decisions but not be relied upon as the sole determinant of executive compensation. Competitive analyses are intended to provide the Compensation Committee with validation of the appropriateness of its decisions. As such, competitive analyses may be conducted every few years, as appropriate, given the Company’s growth and expectations of market movement. In light of this philosophy and reflecting the market uncertainty and industry challenges, the Compensation Committee did not conduct a competitive analysis or utilize PM&P or any other consultant during 2009. However, the Compensation Committee retained the right to have access to outside consultants and counsel as desired.

          In early 2010, the Compensation Committee engaged PM&P to provide a high level competitive assessment to serve as a reference for its executive compensation discussions made in the first quarter of 2010 as well as to assist with the proxy CD&A disclosure. To date, PM&P has not provided any services to management, and meets SEC standards for independence.

Role of Executives in Compensation Committee Deliberations

          As a matter of practice, the Compensation Committee meets in executive session without the CEO or other members of senior management present. However, the Compensation Committee frequently requests the CEO to be present at Compensation Committee meetings to discuss executive compensation and evaluate Company and individual executive performance. Occasionally other executives may attend a Compensation Committee meeting to provide pertinent performance, financial, regulatory, reporting and other information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote.

          The Compensation Committee has the authority to discuss the CEO’s compensation with him present; however, final deliberations and all votes regarding his compensation are made without the CEO present. Based upon overall corporate goals and objectives approved by the Board of Directors, the Compensation Committee annually evaluates the CEO’s performance in light of those established goals and objectives, and determines and approves, subject to the ratification of the Board, the CEO’s compensation, benefits and perquisites. Under delegated authority, the Compensation Committee reviews and approves the compensation of Executive Officers considering the CEO’s input and recommendation. The Compensation Committee will perform those actions required to be undertaken by independent directors with respect to the compensation of Named Officers that are not executive officers under Department of Treasury regulations applicable to it as a participant in the Capital Purchase Program.

2009 Compensation Committee Activity

          The Compensation Committee met four (4) times in 2009. For 2009, the Compensation Committee took the actions listed below. Specific recommendations and compensation changes are discussed below under “2009 Compensation Components and Decisions.”

•	Reviewed Company and CEO performance to determine appropriate total compensation including any salary increase, incentive rewards or other elements of compensation and benefits.

•

Reviewed Company and individual performance in order to determine appropriate levels of compensation regarding Named Officers, including annual salary increases and short-term and long-term incentive awards.

•	Recommended to the Board the Bank’s contribution to the Company’s ESOP in accordance with the terms of the Plan.

•

Approved amendments to the CEO’s Employment Agreement and, as applicable, the other Named Officer Change of Control Agreements to comply with executive compensation requirements of the U.S. Treasury Department’s Capital Purchase Program (“Capital Purchase Program” or “CPP”).

•	Performed a risk assessment of senior executive officer and employee compensation plans and incentive programs.

•	Amended the Compensation Committee’s Charter for compliance with the executive compensation requirements of ARRA (defined below) and recently disseminated SEC proxy disclosure rules.

•	Approved for inclusion in this Proxy Statement an advisory, non-binding Stockholder proposal ratifying the 2009 compensation program of the Company’s Named Officers.

Risk Assessment of Compensation Programs

          As a participant in the Capital Purchase Program, the Compensation Committee is required to certify that (1) senior executive officer (the Company’s senior executive officers are Messrs. O’Brien and Finneran and Ms. Schaubeck) compensation programs do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company, (2) the Company’s employee compensation plans limit any unnecessary risks to the Company and (3) the Company’s employee compensation plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

          During 2009, a committee of the Company’s risk and other officers was assigned the responsibility of reviewing and evaluating the Company’s senior executive officer and employee compensation programs to assist the Compensation Committee in fulfilling its risk assessment responsibilities. In early 2010, the committee of Company officers reported its analyses and findings to the Compensation Committee.

          After reviewing the results of the analysis, the Compensation Committee has concluded that the Company’s compensation process, philosophy and policies mitigate excessive risk and do not encourage the manipulation of reported earnings. This conclusion is based on the following features of the Company’s compensation programs:

1)	The total compensation program reflects a balance of fixed and performance-based compensation,

2)	The incentive plans reward a combination of short and long-term performance,

3)	Incentive payments are made in the form of cash and equity,

4)

Substantially all of our employees are equity owners through their participation in the Company’s Employee Stock Ownership Plan and thus have an interest in maximizing the long-term value of our Common Stock,

5)	Compensation is not based solely on the achievement of select, pre-determined ratios or targets,

6)	Corporate and individual performance measures are reviewed and evaluated in the aggregate by the Compensation Committee, and

7)	The Compensation Committee evaluates performance using its discretion and subjective analysis.

          The Compensation Committee believes that incentive awards do not encourage manipulation or unnecessary or excessive risk-taking to achieve predetermined goals. In fact, the ability to withhold performance awards provides a means to discipline inappropriate conduct. While the Company encourages its executives to own a meaningful investment in Common Stock, it does not require minimum holdings or make equity compensation awards that it believes would cause executives to carry disproportionate financial exposure to Common Stock that would impair the executive’s judgment in carrying out his or her duties.

Summary of Risk Assessment Results

          With the exception of a retail incentive plan designed specifically for branch staff, the Company provides equivalent compensation plans for its senior executive officers and employees. The retail banking incentive plan is in lieu of the cash incentive program in which all other official employees (i.e., Company or Bank officers) are eligible.

          Base Salaries - As discussed below under “Executive Compensation,” Named Officer (other than CEO) base salaries are established by taking into account the officer’s experience, complexity of the position, responsibilities of the position, competitive market references and contribution to the Company. There is no specific weighting applied to the factors considered, and the Compensation Committee uses its own judgment and discretion in determining appropriate Named Officer salaries within the parameters of the Company’s compensation philosophy. The CEO’s salary is established pursuant to his employment agreement. Non-Named Officer base salaries are developed in accordance with the Company’s Salary Administration Program. Salary levels are developed based on an evaluation of the job and then adjusted as warranted given the employee’s performance of the job as measured by formal performance appraisals. Given the structure for establishing salaries and the discretionary nature of salary increases, there is no incentive for Named Officers (including the CEO) to take unnecessary and excessive risk that threaten the value of the Company and there is no risk posed to the Company by the Salary Administration Program. Since earnings and performance of the Company do not factor into the establishment of base salaries, there is no motivation of employees to manipulate reported earnings of the Company to enhance or increase their base salaries.

          Incentive Compensation Plan - Incentive compensation payments to the Named Officers and employees have been in the form of cash and equity awards. Cash awards are determined based on a discretionary and holistic assessment of Company and individual performance. Equity awards vest over a period of time and, generally, are forfeited in the event employment terminates before vesting. Incentive compensation paid to Named Officers (other than CEO) is determined based on the discretion of the Compensation Committee, with input from the CEO. CEO incentive compensation is approved by the Board upon recommendation by the Compensation Committee. Except for the incentive compensation plans for the retail banking group, incentive compensation is paid to employees (other than Executive Officers) at the discretion of executive management. Incentive compensation does not depend on the achievement of specific earnings targets or predefined performance ratios or metrics. No one factor determines the amount of incentive compensation paid. Because of the holistic approach to incentive compensation, the plan mitigates the risk of earnings manipulation or the assumption by employees of excessive risk as neither would necessarily result in increased incentive compensation.

          CEO Compensation - The CEO’s employment agreement establishes a target annual incentive of $225,000, which may be payable in cash or stock-based compensation. For 2008, the CEO declined to accept any incentive payment. For 2007, the CEO’s incentive payment was paid entirely in Common Stock, a portion of which is restricted stock.

          Executive Compensation - Given the discretionary nature and composition of incentive compensation awards, there is minimal risk posed to the Company and the program does not encourage the senior executive officers to take unnecessary or excessive risks that threaten the value of the Company. In addition, because incentive compensation is structured so that awards are discretionary and not based on the achievement of specific earnings or performance ratios or metrics, the program does not encourage the manipulation of reported earnings by employees to enhance their incentive compensation.

          Non-Officer Compensation - Non-official employees (i.e., non-officers) are not eligible for incentive compensation. These employees are eligible to participate in the State Bank Triple A Award. Triple A Awards are given at the discretion of the manager or project manager and are granted to employees who exemplify special efforts, abilities, actions and achievements above and beyond their job responsibilities. No more than $2,000 may be awarded to an employee for any one year and individual awards are limited to $1,000. Minimal risk exists with the Triple A Award program as it is purely discretionary with supervisors. Also, there is no incentive to manipulate earnings as awards are granted independent of Company earnings.

          Retail Branch Incentive Plans - The Retail Banking Group sponsors the Branch Incentive Compensation Program and the Business Development Officer Incentive Compensation Program (together, the “Retail Programs”). Retail banking employees participate in the Retail Programs to varying degrees depending on their job function. The Retail Programs reward performance that results in profitability for the Bank through increased sales, improved client satisfaction and expense control. Incentive compensation is paid based on growth in deposits, consumer and small business loan and lines, and non-deposit investment product sales, increases in non-interest income, expense control and customer service. Incentive compensation is calculated by assigning point values to goal levels attained in various aspects of the Retail Plans and paying a percentage of salary for total points earned. The Retail Programs award cash incentives. Risk is limited under the Retail Programs by virtue of built in controls:

-	Annual and quarterly award limits expressed as a percentage of salary.

-	Management monitors and tracks all incentive payments.

-	Various administrative, eligibility and disqualifying rules that mitigate risk of ineligible or unauthorized payments.

          The Retail Banking Group also sponsors the Licensed Branch Employee compensation program (the “LBE Program”). LBEs have New York State licenses enabling them to sell non-deposit investment products (e.g., mutual funds) and insurance (e.g., fixed and variable rate annuities). The LBE Program awards commissions for products sold. Commissions are calculated as a percentage of the amount invested. Higher commissions are paid for funds originating outside of the Bank. Risk is limited under the LBE Program by virtue of built in controls:

-	Each licensed employee must meet and maintain FINRA and NYS Insurance Department licensing requirements, including continuing education.

-	Sales may only be made up to a maximum amount, at which time the sale must be referred to a dedicated investment representative who is a full-time bank employee.

-	Management monitors and tracks all incentive payments.

          Participants in the Retail and LBE Programs are also eligible to receive grants of restricted stock as incentive compensation at the discretion of executive management, as discussed above.

2009 COMPENSATION COMPONENTS AND DECISIONS

          Set forth below is a discussion of the Company’s compensation policy for 2009 applicable to the Company’s Named Officers. This discussion should be read in conjunction with the tables that follow, along with the notes and discussion related to the tables.

Compensation Philosophy

          The Compensation Committee’s philosophy is to foster a compensation culture that serves to closely align executive compensation and incentives with long-term Stockholder value and Company performance. Our programs are designed to achieve the following objectives:

•	Foster performance relative to the Company’s financial goals, balancing short-term operational objectives with long-term strategic goals.

•	Attract and retain the highly qualified executives needed to achieve the Company’s goals, and provide stability and cohesiveness in the executive management group.

•	Allow flexibility in responding to changing regulatory and accounting standards and business needs, as well as the constraints and dynamic conditions in the Long Island market.

•	Focus a significant portion of total compensation on incentive compensation, aligned with Company and individual performance, with less focus on base salary.

•	Structure CEO compensation so that, consistent with the CEO’s philosophy, a majority of his compensation is equity based in order to align CEO interests with stockholders.

•	Reinforce a culture of accountability to the Company and its Stockholders.

          Actual compensation can and should vary to consider actual individual and Company performance, both short- and long-term. Our ultimate focus is on the long-term performance and stability of the Company. For 2009, compensation of Named Officers was evaluated by the Compensation Committee using its judgment and expertise, giving consideration to our philosophy, Company performance and the individual’s contribution to Company performance. The Compensation Committee periodically engages an independent consultant to perform a competitive market assessment of the Company’s executive compensation. The assessment is not solely determinative of compensation, but is used to compare the Company’s compensation levels with other financial institutions of similar size and geographic location. The Compensation Committee retained PM&P in the first quarter of 2010 to provide such an assessment.

2009 Achievements and Challenges Considered in Compensation Decisions

          In assessing and reviewing compensation of the Named Officers, the Committee recognized the following accomplishments and challenges during 2009 based on which it made its compensation decisions and recommendations to the Board:

The accomplishments

-	Exchanged $10 million subordinated debt for common equity.

-	Liquidated $79 million low quality legacy loans, including a significant portion of non-accrual loans.

-	Reduced non-accrual loans to 0.6% of total loans and leases.

-	Increased the allowance for loan and lease losses to 2.62% of total loans and 474% of non-accrual loans, excluding non-accrual loans categorized as held for sale.

-	Grew core deposits to 74% of total deposits.

-	Consistently exceeded regulatory guidelines for a “well capitalized” institution.

The challenges

-	Realized a net loss of $14.8 million as a result of liquidation of low quality loans.

-	Increased total operating expenses by $4.8 million primarily due to an increase in credit and collection expenses and increased FDIC insurance premiums.

-	Reduced net interest income as a result of narrowing of net interest margin.

-	Continued stress on loan portfolio due to high unemployment and low levels of economic activity in the national and local economies.

-	Increased regulatory burden, especially with respect to CPP.

Components and Decisions Related to 2009 Compensation

          In accordance with of the Compensation Committee’s philosophy and in recognition of the national and local economic environment and Company performance in 2009, the Compensation Committee decided as follows:

Base salary:

          The Company pays its Named Officers, other than Mr. O’Brien, a base salary based on a number of criteria, including the individual’s experience, complexity of the position, responsibilities of the position, competitive market references and contribution to the Company. There is no specific weighting applied to the factors considered, and the Compensation Committee uses its own judgment and discretion in determining appropriate salaries within the parameters of the compensation philosophy. Base salary is established at a level that sustained performance warrants. Mr. O’Brien’s base salary was initially established under his Employment Agreement. In February and March 2010, the CEO provided the Compensation Committee with his analysis of the Company’s performance, perspectives on the general economic outlook and his perspectives on base salary increases for 2010.

          Mr. O’Brien discussed the extraordinary efforts required during these difficult conditions and the heavy workload that has been placed on certain individuals. The Compensation Committee also considered the fact that many members of this management team were placed in their current positions or recruited with the charge to execute remedial actions to help strengthen and reposition the Company. After reviewing the foregoing and the base salaries of the Named Officers, the Compensation Committee agreed with the recommendation that some of the Named Officers warranted an increase in base salary. Specifically, with respect to Mr. Finneran and Ms. Schaubeck, the Compensation Committee recognized the significant effort and time commitment of each of these individuals in contributing to the accomplishments of the Company in 2009. Each was instrumental in developing and executing the successful completion of the Company’s 2009 strategic initiatives. In addition, after considering that the base salaries for these officers have been frozen since 2007, the Compensation Committee supported the CEO’s recommendation for a limited base salary increase for Mr. Finneran and Ms. Schaubeck. The CEO also recommended, and the Compensation Committee accepted, a modest base salary increase for Mr. Gioia and Mr. Kramer. Each of these individuals was instrumental in restructuring the loan portfolio in 2009 through the sale of low quality and non-accrual loans and an increase in the allowance for loan and lease losses. In addition, Mr. Gioia has assumed the responsibilities of Acting Chief Lending Officer, increasing his responsibility for the administration of the Bank’s loan portfolio. As discussed under the Chief Executive Officer Compensation section that follows, Mr. O’Brien’s compensation, at his request, is designed to be highly aligned with Stockholders’ interests through use of minimal base salary and with greater focus on equity incentives tied to the Company’s stock value. In addition, the CEO’s own substantial personal investment in the Common Stock serves to further solidify that alignment. Base salaries for 2009 were as follows for the Named Officers: Thomas M. O’Brien $100,000; Brian K. Finneran $264,000; Patricia M. Schaubeck $200,000; Dennis J. Gioia $180,000; and Robert J. Kramer $169,000. For 2009, the base salaries for the Named Officers (other than the CEO) ranged from approximately 73% to 76% of total annual compensation for those individuals. (See “Summary Compensation Table” below). Effective in April 2010, base salaries for the Named Officers are as follows: Thomas M. O’Brien $100,000; Brian K. Finneran $280,000; Patricia M. Schaubeck $215,000; Dennis J. Gioia $190,000; and Robert J. Kramer $174,000.

Cash incentive:

          Annual cash incentives recognize achievement of short-term individual and business unit performance goals. Cash incentives are awarded to the executives based on the Company’s achievements during the fiscal year and the individual executive’s contributions to those achievements. As discussed below, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed by the President on February 17, 2009 and imposed new strict limits on executive compensation for all Capital Purchase Plan participants, including a prohibition on the payment or accrual of any bonus, retention award or incentive compensation to the Company’s five (5) most highly-compensated employees. The interpretation of these limits is subject to U.S. Treasury regulations and may change from time to time at the discretion of the U.S. Treasury. This prohibition does not apply to any bonus, retention award or incentive compensation paid under a valid employment agreement entered into on or before February 11, 2009. The prohibition also does not apply to certain stock awards. (See “Restricted Stock Awards” below). Mr. O’Brien’s employment agreement which was entered into in 2006, provides that he is eligible for an annual incentive and establishes a target annual incentive of $225,000, which may be in the form of cash and/or equity.

          2008 Cash Incentives Paid in 2009 - Because the effective date of ARRA’s provisions was unclear at the date of ARRA’s enactment, the Compensation Committee approved accruals for, but postponed announcing any cash incentives for its five most highly-compensated employees for 2008 until there was greater clarification and guidance on the issue. The Company received informal guidance from the Office of the Special Master for TARP Executive Compensation (the “Special Master”) and, as a result, in December 2009, the Compensation Committee confirmed cash incentives for certain of its five most highly-compensated employees for 2008, but at levels substantially lower than in 2007 given the achievements and challenges experienced by the Company in 2008. Such amounts (net of any applicable taxes) were deposited into a deferred compensation account for each executive, bearing interest at the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. The funds will only be released to an executive on the earliest to occur of the date on which (1) the executive ceases employment with the Company for any reason, (2) the executive is no longer deemed one of the five most highly compensated employees, or (3) the Company has repaid the Capital Purchase Plan funds. The cash incentives awarded to Mr. Finneran and Ms. Schaubeck for 2008 performance were $70,000 and $60,000, respectively. The Compensation Committee believes that these amounts properly reflect the 2008 contributions of these individuals toward strengthening the internal control environment of the Company, reducing operating expenses by 15.7%, selling the assets of the Bank’s leasing subsidiary, improving the net interest income of the Company by 4.5% and settling a shareholder derivative lawsuit. As previously reported, Mr. O’Brien requested that the Compensation Committee not consider an incentive award to him for 2008 and the Committee agreed not to make an award to Mr. O’Brien. Messrs. Gioia and Kramer were not among the five most highly-compensated employees based on their compensation for 2008.

          2009 Cash Incentives Paid in 2010 - After its discussions with the CEO and a review of the achievements and challenges of the Company and individual executive performance in 2009, as outlined above, the Compensation Committee was prepared to award reduced cash incentives to the Named Officers. For 2009, neither Mr. Finneran nor Ms. Schaubeck can be paid any cash incentive as each of them is one of the Company’s five most highly-compensated employees for 2009. Mr. Gioia was awarded a cash incentive of $35,000 for 2009 and Mr. Kramer was awarded a cash incentive of $22,000 for 2009, in recognition of their significant contributions to the Company in 2009, especially with respect to the liquidation of low quality loans and bolstering the allowance for loan and lease losses. In addition, Mr. Gioia was rewarded for his performance in assuming the duties and responsibilities of Acting Chief Lending Officer in 2009. In the aggregate, 2009 cash incentive awards were lower than 2008 by 23% and lower than 2007 by 54%, consistent with the earnings performance of the Company, but also taking into consideration that these individuals were in large measure hired or promoted to remediate legacy problems and to build a stronger operating platform. In its analysis, the Compensation Committee balanced the performance of the Company with the need to be fair to the very officers on which the success of the Company is heavily dependent. This balance included a preference to hold down fixed costs and more effectively utilize variable costs.

Restricted stock awards:

          To facilitate long-term retention of employees and consistent with the Company’s philosophy of aligning long-term performance with Stockholder interests, the Compensation Committee considers the grant of restricted stock awards. The ARRA prohibition on bonus, retention and incentive payments does not apply to the award of restricted stock provided that the award is subject to a two year vesting period, the value of the grant may not exceed one-third of the employee’s annual compensation as determined for that fiscal year (including the fair market value of the restricted stock award) and the shares are not transferable until the Capital Purchase Plan funds are repaid (except for certain amounts that may be transferred to satisfy tax withholding requirements).

          2008 Restricted Stock Awards Granted in 2009 - The Compensation Committee postponed the decision on the award of restricted stock for the five most highly-compensated employees for 2008 until there was greater clarification and guidance on ARRA’s executive compensation limits. Upon receipt of informal guidance from the Special Master, in December 2009, the Compensation Committee awarded restricted stock to certain of its five most highly-compensated employees for 2008 in the following amounts: Mr. Finneran $50,000 (6,896 shares of Common Stock) and Ms. Schaubeck $40,000 (5,517 shares of Common Stock). The Compensation Committee believes that these awards properly reflect the 2008 contributions of these individuals as explained above. As previously reported, for 2008, Mr. O’Brien requested and the Compensation Committee agreed that no incentive award be made to him. Messrs. O’Brien, Gioia and Kramer were not among the most highly compensated employees based on their compensation for 2008. For 2009, bonus payments made to the Named Officers (other than the CEO) ranged from 0% to approximately 14% of total annual compensation for those individuals. If stock awards were considered to be bonus payments, for 2009, bonus payments made to the Named Officers (other than the CEO) ranged from approximately 14% to 18% of total annual compensation for those individuals. (See “Summary Compensation Table” below).

          2009 Restricted Stock Awards Granted in 2010 - After review of the achievements and challenges of the Company and individual executive performance in 2009 as discussed above, the Compensation Committee granted, and in the case of Mr. O’Brien, the Board of Directors approved, stock awards to the Named Officers for 2009 in 2010 in the following amounts: Mr. O’Brien $325,000, Mr. Finneran $130,000, Ms. Schaubeck $90,000, Mr. Gioia $24,000 and Mr. Kramer $16,000. Mr. O’Brien’s Employment Agreement provides for an annual target incentive of $225,000, which may be in the form of cash and/or equity. Mr. O’Brien’s stock award for 2009 is discussed below under “Chief Executive Officer Compensation.” The other Named Officers stock awards are restricted stock awards vesting over five years – one-third after the expiration of three years; one-third after the expiration of four years and the remainder to vest after the expiration of five years.

SERP:

          Certain executive officers are eligible to participate in the Company’s Supplemental Executive Retirement Plan (“SERP”). Mr. Finneran participated in the SERP during 2009. Mr. O’Brien does not participate in the SERP as his Employment Agreement provides that the signing bonus he received was in lieu of participation in any non-qualified deferred compensation or supplemental executive retirement program. Mr. O’Brien’s signing bonus is discussed below under “Employment Agreements and Change of Control Payments – Terms of Mr. O’Brien’s Agreement.” Ms. Schaubeck and Messrs. Gioia and Kramer do not participate in the SERP because at the time of commencement of their employment with the Company, the Company had discontinued offering supplemental executive retirement programs to any new employees or employees not then participating in such programs. For those executive officers participating in the SERP, amounts that ordinarily would be contributed by the Company under the Company’s ESOP and 401(k) Plans, but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code for qualified plans, are credited to the participant’s account in the SERP. In 2009, the limit on compensation was $245,000 and the limit on allocations was $49,000. Interest on amounts in the SERP accrue at the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. For 2009, the Company contributed $1,555 under the SERP for Mr. Finneran. Distribution of Mr. Finneran’s SERP will commence upon termination of his employment with the Company and will be made in two annual payments.

Employment and Change of Control Agreements:

          The Company has an Employment Agreement with Mr. O’Brien and Change of Control Employment Agreements with Mr. Finneran and Ms. Schaubeck. These agreements provide the executive protection from demotion or forced resignation in the event of a change of control and also provide an acquirer the opportunity to retain the services and expertise of key employees. The terms of Mr. O’Brien’s Employment Agreement and the other Named Officers’ Change of Control Agreements are discussed below under “Employment Agreements and Change of Control Payments.”

Perquisites (e.g., automobile):

          At this time, Company-owned or leased automobiles are only provided to Messrs. O’Brien and Finneran. The Committee believes that these individuals have appropriate business need for an automobile to assist them in the performance of their respective job duties. All other perquisites, other than Company automobiles, were eliminated in 2007. The annual benefit of the automobile to each of Messrs. O’Brien and Finneran is less than $7,000.

Chief Executive Officer Compensation

          The Compensation Committee reviewed CEO compensation and performance during fiscal year 2009. The Compensation Committee took positive note of the many strategic accomplishments of the Company during the year but also was cognizant of the financial performance of the Company for the year. Due to the uniquely stockholder aligned CEO compensation package and due to the CEO’s request in 2008 to forego any short or long term incentives, Mr. O’Brien is not one of the most highly-compensated employees for 2009. Consequently, for Mr. O’Brien, the Committee was not bound by the limits imposed by the CPP.

          The Compensation Committee determined that the CEO provided critical guidance and leadership to the Company during a time of economic crisis in the country and the financial services industry. Although the Company realized a substantial loss in 2009, many achievements were realized and forceful strategic initiatives executed in a manner that protected the Company’s equity capital ratios and substantially reduced credit risk. The CEO was instrumental in these achievements and in re-directing the Company away from areas of risk and complexity that have increased costs and volatility. In addition, the Compensation Committee took favorable note of a substantially improved corporate accountability and internal control culture as introduced by the CEO. The Compensation Committee was also aware of the many demands on the CEO’s time and the extraordinary energy he has had to devote to extensive remedial efforts. The Compensation Committee further understands that the CEO’s substantial personal investment in Common Stock and the equity compensation that he earns has been significantly depreciated for reasons that the Compensation Committee believes bear no reflection on the strategy and leadership that he has provided since joining the Company. On the contrary, the Compensation Committee believes that the CEO’s skills and commitment have been vitally important in repositioning the Company so that it could survive and ultimately prosper.

          Although the Compensation Committee looked very favorably upon the CEO’s performance for 2009, Mr. O’Brien requested that the Compensation Committee limit any consideration of his compensation as follows:

a.	Leave his base compensation at its present level of $100,000 per year.

b.	Limit any incentive compensation to him in an amount not to exceed the $225,000 target and that any such consideration be solely in the form of a non-cash award of Common Stock.

c.	Limit any long term restricted stock awards to a dollar value not exceeding $100,000.

          With the Committee and the Board’s full endorsement, Mr. O’Brien strongly believes that he demonstrate his commitment to, and alignment with, the interests of Stockholders. In addition, the CEO believes that the sacrifices being asked of the officers of the Bank must be met with no less restraint in the executive suite. The Committee and the Board fully supported this determination.

          As a result of the above deliberations, the Committee met without the CEO present to consider the appropriate compensation for the CEO. Following their deliberations, the Committee determined that they were inclined to go beyond the limits of Mr. O’Brien’s request but in deference to his wishes restrained their desire to compensate him more substantially. The Committee also took note of the fact that Mr. O’Brien’s cash compensation remains substantially below peer and has remained virtually unchanged since the commencement of his employment. Nonetheless, the Committee concluded that the limits asked by the CEO were fair and quite modest and served to continue his stockholder focus. Consequently, the Committee recommended and the Board of Directors approved an immediate grant of $225,000 in the form of Common Stock and a long term restricted stock award of $100,000 for the CEO. The immediate grant of Common Stock is 100% vested on the date of grant. The long term restricted stock vests over five years; one-third after the third year, one-third after the fourth year and the remainder to vest after the fifth year. For 2009, Mr. O’Brien’s base salary comprised approximately 27% of his total annual compensation and his cash equivalent incentive comprised approximately 62% of his total annual compensation. (See “Summary Compensation Table” below).

ADJUSTMENT OR RECOVERY OF AWARDS

          As discussed below under “Employment Agreements and Change of Control Payments,” the CEO and other Named Officers are required to repay to the Company any bonus or incentive compensation paid to him or her or earned by him or her if and to the extent such bonus or incentive compensation was paid or earned on the basis of a statement of earnings, gains or other criteria that are later proven to be materially inaccurate. These restrictions are applicable during the time the U.S. Treasury holds any debt or equity interest in the Company under the Capital Purchase Program, as explained below.

          In addition, Section 304 of SOX does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the twelve (12) months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those twelve (12) months.

STOCK OWNERSHIP GUIDELINES

          The Company has not adopted generally applicable stock ownership guidelines for its executive officers, but encourages stock ownership by its executive officers. As part of its efforts to increase stock ownership by executive officers, the Company maintains the ESOP and matches employee 401(k) contributions with the Common Stock of the Company. Also, as discussed above, a significant portion of incentive compensation is paid with restricted stock of the Company. Consistent with the CEO’s philosophy, the CEO’s Employment Agreement provided that he make an investment of $1,000,000 in personal funds in the Common Stock, which he did in December 2006. In addition, in order to align Mr. O’Brien’s interests with those of Stockholders, most of Mr. O’Brien’s compensation remains stock-based. The Company has adopted stock ownership guidelines for Directors as discussed in greater detail under “Corporate Governance – Stock Ownership Guidelines.”

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL PAYMENTS

          Except for the employment agreement with Mr. O’Brien, the Company has no employment agreements with any of its officers, who serve as “at will” employees. As described below, the Company does have Change of Control Employment Agreements with its senior officers, including Mr. Finneran and Ms. Schaubeck, which provide for a period of employment following a change of control. The Company has no employment agreements or change of control employment agreements with either of Mr. Gioia or Mr. Kramer. The employment and change of control agreements have been amended to comply with ARRA, as discussed below.

Terms of Mr. O’Brien’s Agreement

          The Company and the Bank have entered into an employment agreement with Mr. O’Brien for a term of five years. The employment agreement provides for him to continue as the President and CEO of the Bank and the Company. During the term of the agreement, Mr. O’Brien will also serve on the Company’s Board and the Bank’s Board. Mr. O’Brien receives an annual base salary of $100,000. He received a signing bonus of 83,612 shares of restricted stock with a market value of $17.94 per share, valued at $1,500,000 as of the date of the grant. The restricted stock will vest in 20 equal quarterly installments over five years. As of December 31, 2009, 54,353 shares had vested. Mr. O’Brien is eligible for annual incentive awards with a target annual bonus of $225,000. Mr. O’Brien was also granted stock options to purchase 164,745 shares of Common Stock. The options have a ten-year term and vest at the rate of 20% per annum over five years and are exercisable at a price equal to the fair market value of the shares on the date of grant. As of December 31, 2009, 98,847 options had vested. The stock-based awards were not made under the terms of the Company’s 2006 Equity Compensation Plan. Under the terms of his Employment Agreement, Mr. O’Brien agreed to personally invest $1,000,000 in Common Stock within a reasonable period of time on mutually agreeable terms. This investment occurred in December 2006. See also “Stock Ownership Guidelines” discussed previously.

          In the event that Mr. O’Brien’s employment is terminated without cause or he resigns with good reason in the absence of a change of control, he is entitled to receive, in addition to earned but unpaid compensation, a cash severance payment equal to two times the sum of his target annual bonus and base salary rate and all stock options and restricted stock awards vest. If Mr. O’Brien is terminated without cause or resigns with good reason following a change of control, he is entitled to receive, in addition to earned but unpaid compensation, a cash severance payment equal to three times the sum of his annual salary plus target bonus amount, the most recent year’s annual incentive is paid and all stock options and restricted stock awards vest. These provisions are designed to provide Mr. O’Brien assurances that his employment agreement will be honored and to compensate him for the post-termination non-compete, confidentiality and non-solicitation provisions discussed below. Vesting of stock options and restricted stock will be accelerated in the event of death and will continue to vest as if employment had not terminated in the event of disability. No cash severance payments are due in the event of termination of employment as a result of death, disability, discharge with cause or voluntary resignation without good reason. Mr. O’Brien will also receive certain broad-based employee benefits and perquisites, including medical and dental insurance, life insurance, disability insurance, paid vacation, 401(k) and ESOP contributions. Mr. O’Brien will also have use of a Company automobile.

          In December 2008, the Company issued preferred shares and a warrant to the U.S. Treasury under the Capital Purchase Program of the Emergency Economic Stimulus Act of 2008. As a result of the Company’s participation in the CPP, Mr. O’Brien’s Employment Agreement has been amended to require that Mr. O’Brien repay to the Company any bonus, retention award or incentive compensation paid to him based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria. In addition, Mr. O’Brien’s Employment Agreement was amended to prohibit the payment of any severance or payment for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments relating to services already performed or benefits previously accrued. The foregoing amendments apply during the time the U.S. Treasury holds any debt of the Company acquired under the CPP (disregarding any warrants to purchase Common Stock of the Company).

          Mr. O’Brien’s Employment Agreement also contains certain post-termination non-compete, confidentiality, non-solicitation of customers and non-solicitation of employees provisions that are designed to assist the Bank and the Company in preserving their franchise during a transition period following Mr. O’Brien’s departure in certain circumstances.

Change of Control Agreements

          Mr. Finneran and Ms. Schaubeck have entered into Change of Control Agreements with the Company that provide for their continued employment for three years following a change in control. The Change of Control Agreements are designed to provide a financial incentive for the executives to remain in their positions through the closing of a change of control transaction. If the executive remains employed for one year after a change of control, he/she may voluntarily resign during the 30-day period immediately following the first anniversary after the change of control for any reason and receive a severance payment. If the executive is terminated without cause or resigns with good reason at anytime within three years he/she is entitled to a severance payment. Mr. Finneran and Ms. Schaubeck are entitled to two times their annual compensation.

          As a result of the Company’s participation in the CPP, as discussed above, each of Mr. Finneran’s and Ms. Schaubeck’s Change of Control Agreement has been amended to require that the executive repay to the Company any bonus, retention award or incentive compensation paid to him or her based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria. In addition, each of Mr. Finneran’s and Ms. Schaubeck’s Change of Control Agreement was amended to prohibit the payment of any severance or payment for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments relating to services already performed or benefits previously accrued The foregoing amendments apply during the time the U.S. Treasury holds any debt of the Company acquired under the CPP (disregarding any warrants to purchase Common Stock of the Company).

          Mr. Finneran’s and Ms. Schaubeck’s Change of Control Agreements contain certain post-termination confidentiality, non-solicitation of customers and non-solicitation of employees provisions that are designed to assist the Company in preserving their franchise during a transition period following the executive’s departure in certain circumstances.

TAX AND ACCOUNTING CONSIDERATIONS

          The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Consolidated Topic 718, formerly Financial Accounting Standard 123, as revised in 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date.

          Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company paid in 2009 to the Named Officers and Mr. O’Brien is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

          In addition, pursuant to the Capital Purchase Program, the Company has agreed with the U.S. Treasury that it will limit the tax deduction claimed for compensation earned (regardless of when paid) by each of its Named Officers to no more than $500,000 annually for the period during which the U.S. Treasury owns any debt of the Company issued under the Capital Purchase Program (disregarding any warrants to purchase Common Stock of the Company). Because the Company cannot predict the value that will be assigned to certain items of compensation, such as stock options and restricted stock, that is not determinable until the compensation is recognized for tax purposes, it cannot predict whether the $500,000 deduction limit will be exceeded.

AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009

          On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009, which amended the Emergency Economic Stabilization Act of 2008 (“EESA”). ARRA amended in its entirety, Section 111 of EESA relating to executive compensation and corporate governance standards of Troubled Asset Relief Program participants, of which CPP is a part. On June 15, 2009, the U.S. Department of the Treasury promulgated an interim final rule (the “Interim Final Rule”) setting forth rules to implement the executive compensation and corporate governance standards of EESA. Among other things, ARRA, as implemented by the Interim Final Rule:

•

Prohibits the payment or accrual of any bonus, retention award or incentive compensation to, in the Company’s case, the five (5) most highly-compensated employees. This prohibition does not apply to the granting of restricted stock, provided that the grant is subject to a two year vesting period, the value of the grant does not exceed one-third of the employee’s annual compensation as determined for that fiscal year (including the fair market value of the restricted stock award) and the shares are not transferable until the Capital Purchase Plan funds are repaid (except for certain amounts that may be transferred to satisfy tax withholding requirements). In addition, this prohibition does not apply to any bonus, retention award or incentive compensation paid under a valid employment agreement entered into on or before February 11, 2009.

•

Prohibits the payment of any severance or payment to any senior executive officer or any of the next five (5) most highly-compensated employees for departure from the Company for any reason, or any payment due to a change in control of the CPP recipient, except for payments relating to services already performed or benefits previously accrued.

•

Requires provision for the recovery by the Company of any bonus, retention award or incentive compensation paid to a senior executive officer and any of the next twenty (20) most highly-compensated employees of the Company based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria.

•	Prohibits providing (formally or informally) gross-ups to any of the senior executive officer and any of the next twenty (20) most highly-compensated employees of the Company.

•

Requires the Board of Directors to institute a Company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services and other activities that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the Company’s normal course of business.

•	Requires that any proxy or consent or authorization for an annual or other meeting of shareholders permit a separate shareholder vote to approve the compensation of Named Officers.

          The foregoing executive compensation requirements are applicable to the Company for so long as the Company has any debt outstanding to the United States Treasury pursuant to the Capital Purchase Program (disregarding any warrants to purchase Common Stock of the Company).

COMPENSATION COMMITTEE REPORT

          The following report of the Compensation Committee is made pursuant to the rules of the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” with the SEC.

          The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the last fiscal year.

          The Compensation Committee certifies that: (1) it has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (3) it has reviewed the compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

          After reviewing the results of the analysis, the Compensation Committee has concluded that the Company’s compensation process, philosophy and policies mitigate excessive risk and do not encourage the manipulation of reported earnings. This conclusion is based on the following features of the Company’s compensation programs:

1)	The total compensation program reflects a balance of fixed and performance based compensation,

2)	The incentive plans reward a combination of short and long-term performance,

3)	Incentive payments are made in the form of cash and equity,

4)

Substantially all of our employees are equity owners through their participation in the Company’s Employee Stock Ownership Plan and thus have an interest in maximizing the long-term value of our Common Stock,

5)	Compensation is not based solely on the achievement of select, pre-determined ratios or targets,

6)	Corporate and individual performance measures are reviewed and evaluated in the aggregate by the Compensation Committee, and

7)	The Compensation Committee evaluates performance using its discretion and subjective analysis.

Respectfully submitted by the members of the Compensation Committee:

Jeffrey S. Wilks, Chair
John J. LaFalce
Andrew J. Simons

Summary Compensation Table

          The table below summarizes the total compensation paid or earned by each of the Named Officers for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007.

Named Officers

Name and Principal Position		Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Comp. ($)	Total ($)
Thomas M. O’Brien	Principal Executive Officer	2009	100,000	225,000	(3)	0	0	0	0	40,867	365,867
		2008	100,000	0		130,000	0	0	0	75,768	305,768
		2007	71,154	260,000	(4)	0	0	0	0	67,368	398,522
Brian K. Finneran	Principal Financial Officer	2009	264,000	0		50,000	0	0	0	33,908	347,908
		2008	264,000	70,000	(5)	64,600	0	0	0	47,067	445,667
		2007	258,000	100,000		0	0	0	5,613	45,038	408,651
Patricia M. Schaubeck(6)	General Counsel	2009	200,000	0		40,000	0	0	0	21,819	261,819
		2008	200,000	60,000	(5)	51,680	0	0	0	29,699	341,379
		2007	100,000	35,000		0	0	0	0	9,878	144,878
Dennis J. Gioia(7)	Acting Chief Lending Officer	2009	180,000	35,000		10,500	0	0	0	22,018	247,518
		2008	180,000	18,000		78,180	0	0	0	25,885	302,065
		2007	48,913	15,000		0	0	0	0	0	63,913
Robert J. Kramer(8)	Chief Credit Officer	2009	169,000	22,000		14,000	0	0	0	19,926	224,926
		2008	145,600	25,000		65,150	0	0	0	16,215	251,965
		2007	0	0		0	0	0	0	0	0

Former Executive Officer

Frederick C. Braun, III(9)	Executive	2009	201,046	0	82,400	0	0	0	28,284	311,730
	Vice	2008	264,000	0	96,900	0	0	0	46,055	406,955
	President	2007	258,000	75,000	0	0	0	2,976	47,017	382,993

(1)

Represents the fair market value on the date of grant of the restricted stock awarded to the Named Officer. The restricted stock vests over five years; one-third after the expiration of three years; one-third after the expiration of four years and the remainder to vest after the expiration of five years.

(2)

Effective as of January 1, 2008 the interest rate payable on deferred compensation and SERP balances is the applicable federal long-term rate published by the Internal Revenue Service. For 2007, interest earned on deferred compensation and SERP account balances was at a rate in excess of 120% of the applicable federal long-term interest rate in effect at that time.

(3)

Represents the grant date fair market value of an award of 27,777 shares of Common Stock. The award was granted to Mr. O’Brien in settlement of the target incentive provided in Mr. O’Brien’s Employment Agreement. The shares subject to this award are 100% vested on the date of grant. Mr. O’Brien was not a most highly-compensated employee for 2009 and, therefore, not subject to the CPP limitations on incentive compensation.

(4)	Represents the grant date fair market value of an award of 20,123 shares of Common Stock. The shares subject to this award are 100% vested on the date of grant.

(5)

Represents a cash incentive paid in 2009 for services performed in 2008. Due to executive compensation restrictions imposed by ARRA, these amounts (net of any applicable taxes) were deposited into a deferred compensation account for each executive, bearing interest at the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. (See “2009 Compensation Components and Decisions” above).

(6)	Ms. Schaubeck commenced employment in June 2007.

(7)	Mr. Gioia commenced employment in September 2007.

(8)	Mr. Kramer commenced employment in February 2008.

(9)	Frederick C. Braun, III retired from his position as Executive Vice President and Chief Lending Officer of the Bank as of September 30, 2009.

Other Compensation

          The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Named Officers

			Employer 401(k) Contribution		Employer ESOP Contribution		Employer Paid Life Insurance
Name	Year	Perquisites ($)	Qualified ($)	Non- Qualified(1) ($)	Qualified ($)	Non- Qualified(1) ($)	Supplemental Long-Term Disability(2) ($)	Director Fees(3) ($)	Dividends on Unvested Restricted Stock	Total ($)
Thomas M. O’Brien	2009	6,350	3,495	0	7,555	0	13,512	0	9,955	40,867
	2008	6,350	3,500	0	20,249	0	13,512	0	32,157	75,768
	2007	6,350	1,154	0	6,150	0	16,279	4,200	33,235	67,368
Brian K. Finneran	2009	5,628	8,575	0	17,150	1,555	0	0	1,000	33,908
	2008	5,628	8,050	0	20,249	11,390	0	0	1,750	47,067
	2007	6,950	6,750	0	18,450	12,888	0	0	0	45,038
Patricia M. Schaubeck	2009	0	7,000	0	14,019	0	0	0	800	21,819
	2008	0	8,050	0	20,249	0	0	0	1,400	29,699
	2007	0	1,615	0	8,263	0	0	0	0	9,878
Dennis J. Gioia	2009	0	6,539	0	14,054	0	0	0	1,425	22,018
	2008	0	6,459	0	17,326	0	0	0	2,100	25,885
	2007	0	0	0	0	0	0	0	0	0
Robert J. Kramer	2009	0	4,963	0	13,663	0	0	0	1,300	19,926
	2008	0	1,560	0	12,905	0	0	0	1,750	16,215
	2007	0	0	0	0	0	0	0	0	0

Former Executive Officer
Frederick C. Braun, III	2009	4,400	7,037	0	14,347	0	0	0	2,500	28,284
	2008	5,866	8,050	0	20,249	9,265	0	0	2,625	46,055
	2007	7,731	6,750	0	18,450	14,086	0	0	0	47,017

(1)

Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island. Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the 401(k) Plan and ESOP are limited by the applicable provisions of the Internal Revenue Code.

(2)	Represents Company paid premium under supplemental long-term disability policy on behalf of the named executive.

(3)	Mr. O’Brien’s director fees were eliminated effective July 1, 2007.

Grants of Plan-Based Awards

          The following table provides information about Plan-based awards for 2009, 2008 and 2007. During 2009, 2008 and 2007, the Company had in effect an equity plan that provides for equity-based awards and an incentive award plan that provides for non-equity awards.

Named Officers

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #		All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas M. O’Brien	2009	n/a	n/a	225,000	n/a	n/a	n/a	n/a	27,777	(3)	0	n/a	225,000
	2008	3/25/08	n/a	225,000	n/a	n/a	n/a	n/a	10,061	(2)	0	n/a	130,000
	2007	n/a	n/a	225,000	n/a	n/a	n/a	n/a	20,123	(3)	0	n/a	260,000
Brian K. Finneran	2009	12/31/09	n/a	n/a	n/a	n/a	n/a	n/a	6,896	(2)	0	n/a	50,000
	2008	3/25/08	n/a	n/a	n/a	n/a	n/a	n/a	5,000	(2)	0	n/a	64,600
	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	0		0	n/a	0
Patricia M. Schaubeck	2009	12/31/09	n/a	n/a	n/a	n/a	n/a	n/a	5,517	(2)	0	n/a	40,000
	2008	3/25/08	n/a	n/a	n/a	n/a	n/a	n/a	4,000	(2)	0	n/a	51,680
	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	0		0	n/a	0
Dennis J. Gioia	2009	3/25/09	n/a	n/a	n/a	n/a	n/a	n/a	1,500	(2)	0	n/a	10,500
	2008	3/14/08	n/a	n/a	n/a	n/a	n/a	n/a	6,000	(2)	0	n/a	78,180
	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	0		0	n/a	0
Robert J. Kramer	2009	3/25/09	n/a	n/a	n/a	n/a	n/a	n/a	2,000	(2)	0	n/a	14,000
	2008	3/14/08	n/a	n/a	n/a	n/a	n/a	n/a	5,000	(2)	0	n/a	65,150
	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	0		0	n/a	0

Former Executive Officer
Frederick C. Braun, III	2009	7/9/09	n/a	n/a	n/a	n/a	n/a	n/a	10,000	(2)	0	n/a	82,400
	2008	3/25/08	n/a	n/a	n/a	n/a	n/a	n/a	7,500	(2)	0	n/a	96,900
	2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	0		0	n/a	0

(1)	Threshold, Target and Maximum payout amounts reflect the amounts that were payable by applying the respective target and maximum percentage to the Named Officer’s base salary.

(2)

Represents restricted stock awards vesting over five years; one-third after the expiration of three years; one-third after the expiration of four years and the remainder to vest after the expiration of five years. Award recipient is entitled to receive any dividends that are declared on the Common Stock subject to the awards at the same rate as paid to all stockholders.

(3)	Represents shares of Common Stock granted as an immediate short-term incentive award.

Outstanding Equity Awards At 2009 Fiscal Year-End

          The following table provides information on the current holdings of stock options and stock awards by the Named Officers. This table includes unexercised stock option awards. This table includes all awards, if any, for 2009 awarded by the Compensation Committee.

Named Officers

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas M.
O’Brien	65,898	98,847	0	17.84	11/6/2016	39,320	279,565	0	0
Brian K.	6,300	0	0	19.16	2/23/2014
Finneran	6,000	0	0	22.63	2/14/2015	11,896	84,581	0	0
Patricia M.
Schaubeck	0	0	0	n/a	n/a	9,517	67,666	0	0
Dennis J.
Gioia	0	0	0	n/a	n/a	7,500	53,325	0	0
Robert J.
Kramer	0	0	0	n/a	n/a	7,000	49,770	0	0

Former Executive Officer
Frederick C.
Braun, III	0	0	0	n/a	n/a	17,500	124,425	0	0

Option Exercises and Stock Vested

          The following table provides information on options exercised and stock vested during the fiscal year 2009. Mr. O’Brien had 32,949 shares of non-qualified options vest during 2009. The value realized for options exercised reflects the difference between the option exercise price and the market price on the exercise date.

Named Officers

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. O’Brien	0	0	16,724	128,858
Brian K. Finneran	0	0	0	0
Patricia M. Schaubeck	0	0	0	0
Dennis J. Gioia	0	0	0	0
Robert J. Kramer	0	0	0	0
Former Executive Officer
Frederick C. Braun, III	0	0	0	0

Pension Benefits

          The Company does not maintain a defined benefit pension plan.

Nonqualified Deferred Compensation Table

          As described in the CD&A under “SERP,” certain Named Officers maintain deferred compensation accounts with the Company comprised of voluntarily deferred portions of their salary, annual incentive awards and contributions that exceed the amount that can be contributed under the Company’s qualified plans. In addition, as described in the CD&A under “Components and Decisions Related to 2009 Compensation,” the Company maintains deferred compensation accounts for certain Named Officers comprised of cash incentive payments restricted under ARRA. The following table shows the amounts contributed in fiscal years 2009, 2008 and 2007 by the executive and the Company, the earnings in fiscal years 2009, 2008 and 2007 on the executive’s deferred compensation balances and the aggregate balances at the end of fiscal years 2009, 2008 and 2007.

Named Officers

Name	Year	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas M.	2009	0	0		0	0	0
O’Brien	2008	0	0		0	0	0
	2007	0	0		0	0	0
Brian K.	2009	0	79,504	(2)(3)	11,868	0	383,857
Finneran	2008	0	12,701	(2)	12,541	0	292,485
	2007	0	9,036		20,541	0	267,243
Patricia M.	2009	0	59,130	(3)	7	0	59,137
Schaubeck	2008	0	0		0	0	0
	2007	0	0		0	0	0
Dennis J.	2009	0	0		0	0	0
Gioia	2008	0	0		0	0	0
	2007	0	0		0	0	0
Robert J.	2009	0	0		0	0	0
Kramer	2008	0	0		0	0	0
	2007	0	0		0	0	0

Former Executive Officer
Frederick C.	2009	0	8,556		6,703	0	178,170
Braun, III	2008	0	13,882		6,933	0	162,911
	2007	0	8,656		10,896	0	142,096

(1)	Represents elective deferral of salary and/or annual incentive award to a Deferred Compensation account maintained at State Bank of Long Island.

(2)

Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island. Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the ESOP and the 401(k) Plan are limited by the applicable provisions of the Internal Revenue Code. Each such SERP contribution appears in the Summary Compensation Table as “Other Compensation” and in the Other Compensation Table.

(3)

Represents a cash incentive payment paid in 2009 for 2008 into a deferred compensation account maintained at State Bank of Long Island on behalf of the named individual. For Mr. Finneran, the payment, net of applicable taxes, was $68,985 and for Ms. Schaubeck the payment, net of applicable taxes, was $59,130. Each such payment appears in the Summary Compensation Table as bonus for 2008.

(4)

Represents interest earned on SERP and deferred compensation accounts. Effective as of January 1, 2008, the interest rate payable on SERP and deferred compensation accounts is the applicable federal long-term rate published by the Internal Revenue Service. For 2007 and 2006, interest earned on SERP and deferred compensation accounts was at a rate in excess of 120% of the applicable federal long-term interest rate.

Potential Payments Upon Termination or Change of Control

          As described in the Compensation Disclosure and Analysis, other than with Mr. O’Brien, the Company does not have any employment agreements with the Named Officers who serve as “at will” employees. The Company does have Change of Control Agreements with Mr. Finneran and Ms. Schaubeck, described in the Compensation Disclosure and Analysis under “Employment Agreements and Change of Control Payments.” Mr. O’Brien’s Employment Agreement and the Change of Control Agreements provide for post-termination payments following a change of control. The table that follows reflects the amount of compensation payable to each of the Named Officers in the event of termination of such individual’s employment related to a change of control. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such individual’s separation from the Company.

          Because, other than for Mr. O’Brien, we do not have employment agreements requiring any additional payments to be made to any Named Officer or enhancement of benefits upon termination of employment other than in connection with a change of control, the only scenario shown below for Mr. Finneran and Ms. Schaubeck is termination of employment as a result of a change of control. Any payments made upon termination absent a change of control relate to deferred compensation that is already vested. Payment of these vested benefits would not be accelerated so that the executive would not gain any additional benefit from termination of employment, nor would the Company be liable for any benefits to which the executives are already entitled. In addition to payments upon a change of control, Mr. O’Brien’s Employment Agreement also provides for a cash severence upon termination of employment in certain circumstances. Also, vesting of stock options and restricted stock will be accelerated in the event of death and continue to vest as if employment had not terminated in the event of disability. Such scenarios are shown below for Mr. O’Brien. See “Terms of Mr. O’Brien’s Employment Agreement” herein and footnotes 2, 3 and 4 to the table below.

          The amounts shown represent liabilities to the Company related to cash severance and acceleration of unvested equity. Mr. O’Brien’s Employment Agreement and the Change of Control Agreements with Mr. Finneran and Ms. Schaubeck limit severance payments paid to the individual to the maximum amount which may be paid without causing any amount paid to be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, as modified by Section 280G(e) of the Code. Where applicable, these limitations are shown in the footnotes to the table.

          With certain limited exceptions noted in the table, notwithstanding the foregoing, while the U.S. Treasury owns any debt or equity interest (excluding warrants) in the Company issued under the CPP, ARRA prohibits any change of control payments under Mr. O’Brien’s Employment Agreement and the Change of Control Agreements.

Compensation & Executive Benefits and Payments Upon Termination or Change of Control (1)	Mr. O’Brien		Mr. Finneran		Ms. Schaubeck		Mr. Gioia		Mr. Kramer
	During CPP	After CPP	During CPP	After CPP	During CPP	After CPP	During CPP	After CPP	During CPP	After CPP

Death
Employment Agreement(2)(3)	$242,000	$242,000	$0	$0	$0	$0	$0	$0	$0	$0
2006 Equity Compensation Plan(4)	33,000	33,000	16,000	16,000	13,000	13,000	22,000	22,000	19,000	19,000
Disability
Employment Agreement(2)(5)	235,000	235,000	0	0	0	0	0	0	0	0
2006 Equity Compensation Plan(4)	33,000	33,000	16,000	16,000	13,000	13,000	22,000	22,000	19,000	19,000
Discharge without Cause or Resignation with Good Reason
Employment Agreement(2)(6)	34,000	892,000	0	0	0	0	0	0	0	0
Change of Control
2006 Equity Compensation Plan(7)	0	72,000	49,000	85,000	39,000	68,000	11,000	53,000	14,000	50,000
Death after Change of Control
Employment or Change of Control Agreement(2)(3)(8)	242,000	242,000	26,000	26,000	0	0	0	0	0	0
2006 Equity Compensation Plan(4)(7)	33,000	72,000	65,000	85,000	52,000	68,000	30,000	53,000	30,000	50,000
Disability after Change of Control
Employment or Change of Control Agreement(2)(5)(9)	235,000	235,000	30,000	30,000	10,000	10,000	0	0	0	0
2006 Equity Compensation Plan(4)(7)	33,000	72,000	65,000	85,000	52,000	68,000	30,000	53,000	30,000	50,000
Discharge with Cause or Resignation without Good Reason after Change of Control
Employment or Change of Control Agreement(10)	0	0	0	30,000	0	10,000	0	0	0	0
2006 Equity Compensation Plan(7)	0	72,000	49,000	85,000	39,000	68,000	11,000	53,000	14,000	50,000
Discharge without Cause or Resignation with Good Reason after Change of Control
Employment or Change of Control Agreement(2)(11)(12)	34,000	1,217,000	0	898,000	0	588,000	0	0	0	0
2006 Equity Compensation Plan(7)	0	72,000	49,000	85,000	39,000	68,000	11,000	53,000	14,000	50,000

(1)

All calculations involving the Common Stock of the Company assume a price of $7.11 per share, the closing price of the Common Stock of the Company on NASDAQ on December 31, 2009. All present value calculations make use of the appropriate short-, mid- or long-term applicable federal interest rate for December 2009 under section 1274(d) of the Code. In general, we consider each scenario listed in this table to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one scenario. The table provides separate figures for each event based upon whether the event occurs before or after the Company repays the investment it has received from the U.S. Treasury under the CPP, exclusive of the warrants issued to the U.S. Treasury in connection with that investment. Events occurring before this event are said to occur “During CPP,” while events occurring after are said to occur “After CPP.”

(2)

In the event of any termination other than discharge with cause or resignation without good reason, Mr. O’Brien’s Employment Agreement provides for continued medical insurance coverage of his family until both he and his spouse are eligible for Medicare.

(3)

In the event of death, Mr. O’Brien’s Employment Agreement and attendant stock option and restricted stock agreements provide for immediate vesting of the initial options and restricted stock awarded to him under those agreements as a signing bonus.

(4)

In the event of death or disability, all unvested restricted stock awards to the Named Officers under the 2006 Equity Compensation Plan would vest on a pro-rated basis based on months served within the vesting period.

(5)

In the event of disability, Mr. O’Brien’s Employment Agreement and attendant stock option and restricted stock agreements provide for continued vesting of the initial options and restricted stock awarded to him under those agreements as a signing bonus. The figures shown represent the present value of those options and awards at December 31, 2009.

(6)

In the event of discharge without cause or resignation with good reason, Mr. O’Brien’s Employment Agreement and attendant stock option and restricted stock agreements provide for a lump-sum payment equal to two times the sum of his most recent base salary and his target bonus. In addition, they provide for immediate vesting of the initial options and restricted stock awarded to him under those agreements as a signing bonus. These payments and benefits upon termination may be prohibited under standards required to be adopted by the Company as a participant in the CPP. These standards apply if the termination occurs during the period of the U.S. Department of Treasury’s investment in the Company under the CPP.

(7)

In the event of a change of control, all restricted stock awards to the Named Officers under the 2006 Equity Compensation Plan would vest. This accelerated vesting upon a change of control may be prohibited for awards issued prior to 2009 under standards required to be adopted by the Company as a participant in the CPP. These standards may apply if the change of control occurs during the period of the U.S. Department of Treasury’s investment in the Company under the CPP.

(8)

In case of death after a change of control, the Change of Control Agreements of Mr. Finneran and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following death. Mr. O’Brien’s agreements make no distinction regarding payments or benefits on death due to a change of control.

(9)

In case of disability after a change of control, the Change of Control Agreements of Mr. Finneran and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following disability. Mr. O’Brien’s agreements make no distinction regarding payments or benefits on disability due to a change of control.

(10)

In case of discharge with cause or resignation without good reason after a change of control, the Change of Control Agreements of Mr. Finneran and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following discharge. Mr. O’Brien’s agreements make no provision for payments or benefits after employment on discharge with cause or resignation without good reason.

(11)

In case of discharge without cause or resignation with good reason after a change of control, the Change of Control Agreements of Mr. Finneran and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following discharge and a lump sum payment equal to two times the sum of (x) the individual’s annual base salary, (y) the individual’s highest annual bonus for the last three years and (z) the aggregate employer contributions to the individual’s accounts in the most recently completed year under all qualified and non-qualified defined contribution plans. Where termination without cause or resignation with good reason occurs after a change of control, Mr. O’Brien’s agreements increase the amount of his lump-sum payment otherwise payable upon termination or resignation absent a change of control. After a change of control, the amount of this lump-sum payment is three times the sum of his most recent base salary and his target bonus, rather than two times this sum. These payments and benefits upon termination may be prohibited under standards required to be adopted by the Company as a participant in the CPP. These standards may apply if the termination occurs during the period of the U.S. Department of Treasury’s investment in the Company under the CPP.

(12)

The Change of Control Agreements of Mr. Finneran and Ms. Schaubeck provide that payments and benefits under these agreements will be reduced to the extent required to avoid taxation of “excess parachute payments” under Sections 280G and 4999 of the Code. The amount provided here for Ms. Schaubeck has been reduced by $41,000 to account for this reduction.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

          The independent registered public accounting firm of Crowe Horwath LLP has acted as the Company’s independent auditors for fiscal years 2007, 2008 and 2009 and the same firm has been selected by the Audit Committee of the Company to perform the same duties for the fiscal year ending December 31, 2010, subject to ratification of such appointment by Stockholders. Representatives of the firm are expected to be present at the Meeting and will be given an opportunity to make a statement if they desire and will be available to respond to appropriate questions at the Meeting.

Audit Fees

          The following table sets forth the aggregate fees billed by Crowe Horwath LLP for audit services rendered in connection with the financial statements and reports for fiscal years 2009 and 2008 and for other services rendered during fiscal years 2009 and 2008 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Company:

Fee Category:	2009	% of Total	2008	% of Total
Audit Fees (1)	$357,000	86%	$360,000	99%
Audit-Related Fees (2)	58,150	14%	0	—
Tax Fees (3)	0	—	2,925	1%
All Other Fees	0	—	0	—
Total Fees	$415,150	100%	$362,925	100%

(1)

Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and review of interim financial statements, and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements that are not reported under “Audit Fees,” such as accounting consultations in connection with the issuance of debt and equity attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)

Includes fees for professional services related to federal and state tax compliance, tax advice and tax planning, such as assistance with tax audits and appeals, assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation and miscellaneous tax consulting and planning.

          The Audit Committee has considered whether services other than audit and audit-related provided by Crowe Horwath LLP are compatible with maintaining the independence of Crowe Horwath LLP and has determined that Crowe Horwath LLP is independent.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

          The Audit Committee explicitly pre-approves 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee does not pre-approve any audit or other services provided by the independent registered public accounting firm through the use of any pre-approval policy or procedure, but requires that each particular service be specifically presented to the Audit Committee for approval.

Audit Committee Report

          The following report of the Audit Committee is made pursuant to the rules of the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

          During 2009, the Audit Committee reviewed the qualifications, independence and performance of the Company’s independent registered public accounting firm, reviewed the scope, magnitude and budgets of all examinations of the Company’s financial statements by the independent registered public accounting firm and reviewed and approved the costs and types of audit and non-audit services performed by the Company’s independent registered public accounting firm.

          Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), referred to as SAS No. 61. Although SAS No. 61 has been superseded by Statement on Auditing Standards No. 114 (The Auditors Communication With Those Charged With Governance), such statement has not yet been adopted by the Public Company Accounting Oversight Board.

          The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

          The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee may be modified or supplemented, and has discussed with the independent registered public accounting firm the firm’s independence and considered whether the provision of non-audit services is compatible with maintaining the firm’s independence.

          Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the last fiscal year, for filing with the SEC.

          The foregoing report has been furnished by Arthur Dulik, Jr. (Chair), Nicos Katsoulis, Richard J. Lashley, John F. Picciano and Suzanne H. Rueck.

Vote Required for Approval

          On March 10, 2010, the Audit Committee of the Board appointed Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010. Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010 will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

PROPOSAL 3

RATIFICATION ON A NON-BINDING BASIS OF THE COMPANY’S 2009 COMPENSATION PROGRAM FOR ITS
NAMED OFFICERS

          ARRA requires that, for the period during which a company is receiving federal financial assistance under the Troubled Assets Relief Program, it must permit an annual, non-binding shareholder vote with respect to its executive compensation program. The requirement applies to proxy statements filed after February 17, 2009 for annual meetings at which directors are elected (or special meetings in lieu of such annual meetings). As authorized by Section 111 (e) of EESA, the SEC promulgated rules to implement this requirement. The Senior Preferred Stock issued by the Company under CPP constitutes such federal financial assistance.

          The Board of Directors believes that the Company’s compensation program for its Named Officers is strongly and uniquely aligned with the long-term interests of the Company’s Stockholders. In the past, Mr. O’Brien’s incentive compensation has been entirely in the form of Common Stock. For 2009 and 2008, Mr. O’Brien requested that the Compensation Committee forego a salary increase to him for the reasons discussed above in the section under CEO compensation. Mr. O’Brien believes that his compensation should be closely aligned with the performance of the Company and the interests of its Stockholders and the Compensation Committee and Board agree.

          ARRA prohibits TARP recipients from paying or accruing any bonus, retention award or incentive compensation during the TARP period to certain employees. Based on the amount of TARP funds the Company received, this prohibition applies to the five most highly compensated employees of the Company. There are two exceptions to this prohibition. The Company may award long term restricted stock the value of which can be no greater than one-third of the employee’s total annual compensation provided that the award is subject to a two year vesting period and the shares are not transferrable until the Capital Purchase Plan funds are repaid. The Company may also make a bonus, retention award or incentive compensation payment required to be paid under a valid, written employment contract executed on or before February 11, 2009 if the employee has a legally binding right under the contract to this payment.

          In addition to aligning executive compensation with Stockholder interests, the Board believes that the Company and its Stockholders benefit from responsive corporate governance policies and constructive dialogue. The Board is pleased to note that a similar “say-on-pay” proposal in the Company’s 2009 Proxy Statement garnered almost a 90% favorable vote of the Company’s shares present in person or by proxy and entitled to vote at last year’s annual meeting. This proposal on executive compensation is consistent with this philosophy.

          This proposal, commonly known as a “say-on-pay” proposal, gives you, as a Stockholder, the opportunity to endorse or not endorse the compensation program for the Company’s Named Officers through the following resolution:

“Resolved, that the Company’s Stockholders ratify the Company’s compensation program for its Named Officers for 2009, as described in the Compensation Discussion and Analysis and tabular disclosure, together with the accompanying narrative disclosure, in this Proxy Statement.”

          Pursuant to ARRA as implemented by the SEC, this non-binding advisory vote is not binding on the Board, may not be construed as overriding a decision of the Board or the Compensation Committee, does not create or imply any additional fiduciary duty on the part of the Board or Compensation Committee and does not restrict or limit the ability of Stockholders to make proposals for inclusion in the proxy materials regarding executive compensation. The outcome of the proposal will, however, be available to the Board and the Compensation Committee for consideration in making future decisions regarding executive compensation.

Vote Required for Approval

          Ratification on a non-binding basis of the Company’s 2009 compensation program for its Named Officers will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION ON A NON-BINDING
BASIS OF THE COMPANY’S 2009 COMPENSATION PROGRAM FOR ITS NAMED OFFICERS

PROPOSAL 4

STOCKHOLDER PROPOSAL RELATING TO RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

          An individual stockholder, Kenneth Steiner, has requested that the Company include the following proposal and supporting statement in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders. If properly presented by the stockholder, this proposal will be voted on at the annual meeting. The stockholder has represented to the Company that he owns 2,834 shares of stock. The address of the proponent will be made available to any stockholder of the Company promptly upon oral or written request of any stockholder to the Company’s Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal. The stockholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow verbatim in italics:

Special Shareowner Meetings

          RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each applicable governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes multiple shareowners combining their holdings to equal the 10%-of-outstanding-common-threshold. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Kenneth Steiner

          This proposal does not impact our board’s current power to call a special meeting. A special meeting allows shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention.

          This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

          The merit of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

          Our directors Arthur Dulik, Suzanne Rueck and John Picciano had 13 to 20 years tenure (independence concern) and yet held 3 of the 6 seats on our key audit and executive pay committees. Directors Thomas Christman, Thomas Liaw and Andrew Simons each received more than 37% of our against-votes. These against percentages pointed to a shareholder discontent which may warrant additional examination. Only 59% of CEO pay was incentive based.

          Our board was the only significant directorship for each of our directors. This could indicate a significant lack of current transferable director experience. Some of our directors had loans of $120,000 or more – independence concern.

          We had no shareholder right to act by written consent, cumulative voting or vote on executive pay. Shareholder proposals to addresses each of these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

          The above concerns show there is a need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 4.

Board of Directors Statement in Opposition

          The Board of Directors and its Nominating & Governance Committee have considered the proposal of Mr. Steiner and concluded that it is unnecessary when viewed in the context of our existing corporate governance policies and procedures and is not in the best interests of our stockholders for the following reasons:

•	Stockholders already have the right to vote on certain significant corporate transactions

•	The Company has strong corporate governance policies and procedures in place and stockholders have the right to submit items for approval at annual meetings

•	This proposal creates the potential for abuse by a small minority of stockholders and waste of corporate assets

          The Company’s stockholders already have the right to vote on certain significant corporate transactions. The rules governing companies listed on Nasdaq and incorporated under New York law require the Company to submit certain matters to a vote of stockholders for approval, such as amendments to the Company’s Certificate of Incorporation, mergers involving the Company, large share issuances and the adoption of equity-based compensation plans. Accordingly, stockholders already have the right to vote on certain important matters should they arise between annual meetings.

          The Company has strong corporate governance policies and procedures in place and stockholders have the right to submit items for approval at annual meetings. The Company’s Bylaws allows the Board members or the Chief Executive Officer, in accordance with their fiduciary duties, to exercise their business judgment to determine when it is in the best interests of the Company and its stockholders to convene a special meeting. The Board believes that the Company’s corporate governance policies and procedures obviate any need for a small group of stockholders to have the right to call special stockholders’ meetings.

          In the past year the accountability of the Board to the Company’s stockholders has been significantly improved through the following enhancements to our corporate governance policies and procedures:

•	Eliminating the classified structure of the Board to allow for annual election of all directors;

•	Adopting a majority-voting standard in uncontested director elections; and

•	Amending our Certificate of Incorporation and Bylaws to eliminate supermajority stockholder voting requirements on certain business combinations.

In addition, our stockholders currently have the right to

•	Propose director nominees to the Nominating & Governance Committee;

•

Submit proposals for presentation at an annual meeting and for inclusion in the Company’s proxy statement for that annual meeting, subject to certain conditions and the rules and regulations of the SEC; and

•	Submit proposals, including nominations of director candidates, directly at an annual meeting, subject to certain conditions as set forth in our Bylaws.

          The Board believes that the Company’s existing corporate governance policies provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee the Company’s business and affairs for the long-term benefit of stockholders.

          The Board and the Nominating & Governance Committee are continually evaluating the Company’s corporate governance structure and what is considered best practices in corporate governance. In evaluating this proposal, the Board concluded that Mr. Steiner’s proposed 10% threshold to allow stockholders to call special meetings of stockholders is far too low. The Company tried to negotiate a more reasonable threshold with the proponent, but Mr. Steiner was unwilling to negotiate at any level. The Board will continue to act in a manner that it believes is in the best interests of all stockholders, not just a vocal minority.

          In addition, the Company’s Corporate Governance Quotient (“CGQ”) as of February 1, 2010 is better than 97% of Russell 3000 companies and 98% of companies in the Banks group. The CGQ, a corporate governance rating system provided by RiskMetrics Group on over 8,000 companies worldwide, evaluates the strengths, deficiencies, and risks of a company’s corporate governance practices and board of directors.

          The Steiner proposal creates the potential for abuse by a small minority of stockholders and waste of corporate assets. Mr. Steiner’s proposal would enable holders of only 10% of the Company’s outstanding shares to call an unlimited number of special stockholders’ meetings on topics that do not concern, or may be of little or no interest to, the majority of stockholders. A special stockholders’ meeting is an expensive and time-consuming event, requiring the Company to incur the significant printing, mailing and other costs associated with a proxy solicitation. Moreover, the Board of Directors and executive management must spend a considerable amount of time preparing for the meeting, thereby diverting their focus from overseeing and managing the Company’s business and affairs. The Board believes that a special stockholders’ meeting should, therefore, be convened only when the Board members or the CEO, in the exercise of their fiduciary obligations, determine that there is an extraordinary matter or a significant strategic concern that requires consideration by the Company’s stockholders before the next annual meeting.

          The text submitted by the proponent for this proposal contains certain assertions about the Company and its Directors that we believe are patently false and misleading. We have not attempted to refute each item we believe to be inaccurate and/or not pertinent to this proposal, because the Board has recommended a vote against this proposal for broader policy reasons set forth above. Information on each director’s experience and CEO/executive compensation can be found in “ELECTION OF DIRECTORS” and “EXECUTIVE COMPENSATION” herein.

Vote Required for Approval

          If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

          As of the date of the Proxy Statement, Management and the Board of Directors know of no other matters to be brought before the Meeting. However, if further business is properly presented, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

          The proxies, in their discretion, will vote all shares represented by the proxy as to any matter which may properly come before the meeting as to which the Company did not have notice by January 28, 2010, the date provided for in the advance notice provisions of the Company’s By-Laws.

STOCKHOLDER PROPOSALS

          If a Stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the Stockholder must satisfy the requirements established by the SEC in its proxy rules. The particular proxy rule, Rule 14a-8, requires that Stockholders submit their proposals in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for next year’s annual meeting (in 2011) must deliver such proposals to the Corporate Secretary on or before November 26, 2010. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule. Proposals should be addressed to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

          In order for a Stockholder nomination or proposal to be raised from the floor during the 2011 annual meeting of Stockholders, the Company’s By-Laws require that written notice thereof must be received by the Company not less than 90 days nor more than 120 days before the anniversary date of the prior year’s annual meeting (there are special rules if the current year’s meeting date is changed by more than 30 days from the prior year’s meeting date). For the 2011 Annual Meeting of Stockholders, the written notice must be given not later than January 27, 2011 (unless otherwise set by the Board pursuant to the By-Laws). The Stockholders’ written notice must contain (i) all information relating to any nominees proposed by the Stockholder that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, (ii) a brief description of any proposals sought to be presented for a vote at the Meeting, (iii) the Stockholders’ name and record address and (iv) the class and number of shares of Common Stock that is beneficially owned. Stockholder nominations and proposals may be raised from the floor during annual Stockholders meetings by Stockholders of record as of the time of giving of written notice. In addition, Stockholders proposing nominees for election to the Board of Directors must be entitled to cast votes with respect to at least 5% of the outstanding Common Stock. Such proposals should be submitted in writing to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753, who will submit them to the Board for its consideration.

          For a copy of the applicable provisions of the Company’s By-Laws, please submit a written request to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

ANNUAL REPORT TO STOCKHOLDERS

          A copy of the 2009 Annual Report to Stockholders, including the consolidated financial statements prepared in conformity with the U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2009 accompanies this proxy statement. The consolidated financial statements have been audited by Crowe Horwath LLP, whose report appears in the 2009 Annual Report. The 2009 Annual Report to Stockholders includes a copy of State Bancorp’s Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission. Stockholders may obtain, free of charge, an additional copy of the Annual Report on Form 10-K by writing to Janice Clark, Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. The Annual Report on Form 10-K is also available on the Company’s website at www.statebankofli.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Date: March 29, 2010

By order of the Board of Directors,

Janice Clark
Secretary

Annual Meeting
of
STATE BANCORP, INC. STOCKHOLDERS
Tuesday, April 27, 2010
10:00 a.m.

The Residence Inn by Marriott
9 Gerhard Road
Plainview, New York 11803

Agenda
•	Election of Directors
•	Ratification of the appointment of the independent registered public accounting firm
•	Ratification on a non-binding basis of the Company’s 2009 compensation program for its Named Officers
•	Consideration of stockholder proposal
•	Report on the progress of the Company
•	Discussion on matters of current interest

State Bancorp, Inc.

Proxy Solicited by the Board of Directors for the
Annual Meeting of Stockholders – April 27, 2010

          BRIAN K. FINNERAN and PATRICIA M. SCHAUBECK, or either of them, with full power of substitution are hereby appointed proxies to vote as designated on this proxy card all shares of common stock of State Bancorp, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York on April 27, 2010, at 10:00 a.m., and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

          The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted FOR each nominee listed on the reverse side, FOR the ratification of the appointment of the independent registered public accounting firm, FOR the ratification on a non-binding basis of the Company’s 2009 compensation program for its Named Officers and AGAINST the stockholder proposal.

          Please promptly complete, sign and date this proxy card on the reverse side and return it in the enclosed postage-paid envelope or use the Internet or telephone instructions below.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/stbc	1-800-560-1965
Use the Internet to vote your proxy until 1:00 p.m. (ET) on April 26, 2010.	Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on April 26, 2010.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

State Bancorp, Inc.	Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark Box to the right and Indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

Dear Stockholders:
Enclosed you will find material relating to the Company’s 2010 Annual Meeting of Stockholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on this proxy card.
Whether or not you expect to attend the Annual Meeting, please complete and return promptly this proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.
STATE BANCORP, INC.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Item 4.

1.	Election of directors for a one-year term:

		FOR	WITHHOLD	ABSTAIN			FOR	WITHHOLD	ABSTAIN

	1a. Arthur Dulik, Jr.	☐	☐	☐	1c.	Thomas M. O’Brien	☐	☐	☐

	1b. Richard J. Lashley	☐	☐	☐

  Please fold here – Do not separate

2.	Ratification of the appointment of the independent registered public
	accounting firm	☐	For	☐	Against	☐	Abstain

3.	Ratification on a non-binding basis of the Company’s 2009
	compensation program for its Named Officers	☐	For	☐	Against	☐	Abstain

4.	Stockholder proposal regarding the right to call special meetings
	of stockholders	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.